Exhibit 99.1
Execution Copy

PURCHASE AGREEMENT
by and among
STAFFING HOLDING LLC, as Seller
STAFFMARK MERGER LLC, as Merger Sub
STAFFMARK INVESTMENT LLC, as the Company
SF HOLDING CORP.
STEPHENS-SM LLC
and
CBS PERSONNEL HOLDINGS, INC.,
as Buyer
Dated as of December 19, 2007

i

Exhibits:
A	Form of Compass Management Services Agreement
B	Form of Stephens Management Services Agreement
C	Form of Stockholders’ Agreement

ii

PURCHASE AGREEMENT
          THIS PURCHASE AGREEMENT is made and entered into and effective as of the 19th day of December, 2007, by and among STAFFING HOLDING LLC, a Delaware limited liability company (“Seller”), STAFFMARK MERGER LLC, a Delaware limited liability company (“Merger Sub”), STAFFMARK INVESTMENT LLC, a Delaware limited liability company (the “Company”), SF HOLDING CORP., an Arkansas corporation (“Stephens”), STEPHENS-SM LLC, an Arkansas limited liability company (“Stephens-SM”), and CBS PERSONNEL HOLDINGS, INC., a Delaware corporation (“Buyer”).
RECITALS
          WHEREAS, Stephens owns all of the issued and outstanding Class A Preferred Units (as defined herein) and a majority of the Class B Preferred Units (as defined herein);
          WHEREAS, Stephens-SM owns a majority of the issued and outstanding Common Units (as defined herein);
          WHEREAS, Bartholomew (as defined herein) and Bullock (as defined herein), together, own all the issued and outstanding Participating Units (as defined herein);
          WHEREAS, prior to the Closing, Stephens and Stephens-SM will cause the Company to be merged into and with Merger Sub, with the Company surviving (the “Pre-Closing Merger”), such that immediately prior to the Closing, all issued and outstanding membership units of the Company (the “Units”) will be legally and beneficially owned by Seller; and
          WHEREAS, Buyer desires to purchase at Closing, and Seller Parties desire that Buyer purchase from Seller at the Closing, all the Units, upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

     “Action” means any action, claim, complaint, investigation, petition, suit, or arbitration, whether civil or criminal, at law or in equity by or before any Governmental Entity.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group (including a combined or unitary group) defined under a similar provision of state, local or foreign law relating to Income Tax.
     “Agreement” means this Agreement, as the same may be amended or supplemented, together with all Exhibits, the Company Disclosure Letter and the Buyer Disclosure Letter.
     “Balance Sheet Date” means December 31, 2006.
     “Bartholomew” means David Bartholomew, an individual residing in the State of Tennessee.
     “Basket” shall have the meaning set forth in Section 7.4.
     “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Bullock” means Clay Bullock, an individual residing in the State of Texas.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Balance Sheet” means the audited consolidated balance sheet of Buyer and its Subsidiaries as of December 31, 2006.
     “Buyer Claims” means all claims by Buyer Indemnified Parties for indemnity under this Agreement (whether or not arising out of a third-party claim).
     “Buyer Contracts” shall have the meaning set forth in Section 3.2(n)(i).

     “Buyer Disclosure Letter” shall mean the disclosure letter of the Buyer referred to in, and delivered to the Seller pursuant to, this Agreement.
     “Buyer Dispute Notice” shall have the meaning set forth in Section 2.3(c)(i).
     “Buyer ERISA Affiliate” means an employer, other than Buyer’s Subsidiaries, that, together with Buyer, is, or at any time for which any relevant statute of limitations remains open was, considered a “single employer” under Section 414 of the Code.
     “Buyer Final Closed Tax Year” shall have the meaning set forth in Section 3.2(l)(ii).
     “Buyer Financial Statements” shall have the meaning set forth in Section 3.2(g).
     “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2(a).
     “Buyer Intellectual Property” means the Intellectual Property owned or licensed from third parties by the Buyer or its Subsidiaries.
     “Buyer Interim Balance Sheet” shall have the meaning set forth in Section 3.2(g).
     “Buyer Leases” shall have the meaning set forth in Section 3.2(k)(i).
     “Buyer Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA and that is maintained, sponsored or entered into by the Company or its Subsidiaries for the benefit of any current or former employee of the Company or any of its Subsidiaries.
     “Buyer Shares” means 1,168,243 shares of Buyer’s Class A common stock and 760,846 shares of Buyer’s Class B common stock.
     “Buyer’s Business” means the business of Buyer and its Subsidiaries as conducted in the ordinary course of business immediately prior to the date hereof.
     “Claim Notice” shall have the meaning set forth in Section 7.3.
     “Class A Preferred Units” shall have the meaning set forth in Section 3.1(d).

     “Class B Preferred Units” shall have the meaning set forth in Section 3.1(d).
     “Closing” shall have the meaning set forth in Section 2.2(a).
     “Closing Date” shall have the meaning set forth in Section 2.2(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Source” shall have the meaning set forth in Section 7.5.
     “Common Units” shall have the meaning set forth in Section 3.1(d).
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.
     “Company Audited Financial Statements” means the audited balance sheet of the Company and its Subsidiaries as of December 31, 2006 together with the audited consolidated statements of income of the Company and its Subsidiaries for the period then ended.
     “Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006.
     “Company Contracts” shall have the meaning set forth in Section 3.1(n)(i).
     “Company Disclosure Letter” means the disclosure letter of the Company referred to in, and delivered to Buyer pursuant to, this Agreement.
     “Company Enterprise Value” shall have the meaning set forth in Section 2.1(b).
     “Company Final Closed Tax Year” shall have the meaning set forth in Section 3.1(l)(ii).
     “Company Financial Statements” means the Company Unaudited Financial Statements and the Company Audited Financial Statements.
     “Company Indebtedness to be Repaid” means all Indebtedness, if any, of the Company and its Subsidiaries outstanding immediately prior to Closing.
     “Company Intellectual Property” means the Intellectual Property owned or licensed from third parties by the Company or its Subsidiaries.
     “Company Interim Balance Sheet” shall have the meaning set forth within the definition of Company Unaudited Financial Statements.

     “Company Interim Balance Sheet Date” means the date of the Company Interim Balance Sheet.
     “Company Leased Real Property” shall have the meaning set forth in Section 3.1(k)(i).
     “Company Leases” shall have the meaning set forth in Section 3.1(k)(i).
     “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, employment, change-in-control, retention, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA and that is maintained, sponsored or entered into by the Company or its Subsidiaries for the benefit of any current or former employee of the Company or any of its Subsidiaries.
     “Company Significant Customers” shall have the meaning set forth in Section 3.1(aa).
     “Company Unaudited Financial Statements” means, collectively, (i) the unaudited balance sheet of the Company and its Subsidiaries as of each of December 31, 2004, December 31, 2005, December 31, 2006 and the unaudited consolidated statements of income of the Company and its Subsidiaries for the periods then ended, and (ii) the unaudited consolidated balance sheet (the “Company Interim Balance Sheet”) and unaudited consolidated statement of income of the Company and its Subsidiaries as of and for the ten (10) months ended October 31, 2007.
     “Company’s Business” means the business of the Company and its Subsidiaries as conducted in the ordinary course of business immediately prior to the date hereof.
     “Compass Management Services Agreement” means a management services agreement between Buyer and Compass Group Management LLC, dated as of the Closing Date and substantially in the form of Exhibit A attached hereto.
     “Company Workers’ Compensation Policies” shall have the meaning set forth in Section 3.1(t)(i)(2)
     “Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a).
     “Contract” means any written or oral contract, agreement, commitment, franchise, indenture, lease, purchase order or license.
     “Copyrights” means all copyrights (including all registrations and applications to register the same, and all unregistered copyrights).

     “Eligible Transaction Expenses” means all expenses incurred prior to the Closing by or on behalf of the Seller Parties or the Company in connection with the transactions contemplated by this Agreement.
     “Employment Agreements” shall have the meaning set forth in Section 3.1(n)(i)(1).
     “Encumbrance” means any lien, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale, restriction on transfer of title or voting or other encumbrance of any nature whatsoever, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.
     “Equity Consideration” means $47,899,279.87, comprised of the Buyer Shares.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Executive Employment Agreements” shall have the meaning set forth in Section 2.2(b)(viii).
     “GAAP” means, with respect to the Company and its Subsidiaries, United States generally accepted accounting principles consistently applied by the Company and, with respect to the Buyer and its Subsidiaries, United States generally accepted accounting principles consistently applied by the Buyer.
     “Governmental Authorization” means licenses, permits, approvals, certifications, consents and listings of all Governmental Entities required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Company’s Business or the Buyer’s Business, as applicable, as currently conducted and the operation of the facilities used in such business.
     “Governmental Entity” means any United States federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.
     “Governmental Filings” shall have the meaning set forth in Section 3.1(e).
     “Income Tax” means any Tax imposed on or determined in whole or part with reference to income, gross receipts, profits, or similar measure, including any interest, penalty or other addition with respect thereto.
     “Indebtedness” means, without duplication, with respect to any Person: (i) indebtedness of such Person or its Subsidiaries for borrowed money; (ii) obligations of such Person or its Subsidiaries as lessee under any leases which are required to be capitalized in accordance with GAAP; (iii) all liabilities and obligations secured by any Encumbrance on any property owned by such Person or its Subsidiaries; (iv) all liabilities and obligations under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person or its Subsidiaries against fluctuations in interest rates; (v) all indebtedness of such Person or its Subidiaries for the deferred purchase price of property, or the deferred purchase price for services, (vi) all interest, fees, charges, prepayment premiums and penalties, and other expenses owed with respect to Indebtedness described in the foregoing clauses (i) through (v), and (vii) all Indebtedness referred to in the foregoing clauses (i) through (vi) which is directly or indirectly guaranteed by any of such Person and its Subsiidaries in any manner.
     “Indemnified Party” shall mean the party entitled to indemnification pursuant to Section 7.2.
     “Indemnifying Party” shall mean, if Buyer Indemnified Parties are being indemnified, the Seller and, if Seller Indemnified Parties are being indemnified, the Buyer.
     “Independent Accounting Firm” means the Cincinnati, Ohio office of Ernst & Young, or, if such firm declines or ceases to so serve, a nationally recognized firm of independent certified public accountants upon which Buyer and the Seller shall have mutually agreed.
     “Intellectual Property” means all Trademarks, Patents, Copyrights and Trade Secrets and all other intellectual property rights in any jurisdiction, to the extent recognized under the Laws of such jurisdiction.
     “Knowledge of Buyer” means the knowledge of Frederick Kohnke, William Aglinsky, Kathryn Bernard, Suzanne Perry and Lesa Francis, each of whom will be deemed to have knowledge of a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) it is reasonable to expect that such Person would discover or otherwise become aware of such fact or other matter in the performance of his or her job responsibilities in the ordinary course of business.
     “Knowledge of Seller Parties” means the knowledge of David Bartholomew, Clay Bullock, Kenny Berkemeyer, Abe Bogoslavsky and Susan McMillan, each of whom will be deemed to have knowledge of a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) it is reasonable to expect that such Person would discover or otherwise become aware of such fact or other matter in the performance of his or her job responsibilities in the ordinary course of business.
     “Labor Laws” shall have the meaning set forth in Section 3.1(o)(v)(4).
     “Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.
     “Losses” shall have the meaning set forth in Section 7.2(a).

     “Material Adverse Effect” means, with respect to any Person, any change or event that has a material adverse effect on the business, prospects, results of operations or financial condition of such Person, other than any change or event resulting from, relating to or arising out of (i) general economic conditions in any of the markets or geographical areas in which such Person operates; (ii) any change in economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations; (iii) any calamity or other conditions generally affecting any of the industries in which such Person operates; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) the announcement of, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Company’s Business; (vii) with respect to the Company and its Subsidiaries, any item or items set forth in the Company Disclosure Letter (without taking into account any supplements thereto); or (viii) with respect to the Buyer and its Subsidiaries, any item or items set forth in the Buyer Disclosure Letter (without taking into account any supplements thereto).
     “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d 3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.
     “Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.
     “Notice Period” shall have the meaning set forth in Section 7.3.
     “Order” means any order, writ, injunction, judgment, plan or decree of a Governmental Entity.
     “ordinary course of business” or “in the ordinary course” means an action taken by a Person will be deemed to have been taken in the “ordinary course of business” or “in the ordinary course” only if:
     (a) such action is consistent with past practices of such Person and taken in the ordinary course of such Person’s normal operations and practices; and
     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

     “Outside Date” means February 28, 2008.
     “Participating Units” shall have the meaning set forth in Section 3.1(d).
     “Patents” means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.
     “Permitted Encumbrance” means (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) inchoate mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances for current Taxes not yet delinquent; (iv) requirements and restrictions of zoning, building and other Laws, rules and regulations; (v) statutory liens of landlords for amounts not yet due and payable; (vi) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vii) Encumbrances which, individually or in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of, or materially detract from the value of, the assets or properties currently used in the ordinary course of business; (ix) Encumbrances resulting from securities Laws; and (x) with respect to Buyer and its Subsidiaries, Encumbrances in respect of its Indebtedness for borrowed money.
     “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.
     “Pre-Closing Taxes” shall have the meaning set forth in Section 4.8(a).
     “Prior Period Return” means any Tax Return related to Income Tax required or permitted to be filed for a taxable period that ends on or prior to the Closing Date.
     “Related Person” means, with respect to any Person,
     (a) any Person that directly or indirectly controls, or is directly or indirectly controlled by, such Person;
     (b) any Person that holds a Material Interest in such Person;
     (c) each Person that serves as a director, manager or officer of such Person (or in a similar capacity);
     (d) any Person in which such Person holds a Material Interest;

     (e) any Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) each member of the Family of each individual described in clause (c) hereof, where “Family” of an individual includes (i) such individual’s spouse, (ii) each parent, child, sibling, nephew or niece of such individual or such individual’s spouse, and (iii) any other natural person who resides with such individual.
     “Representatives” shall mean, with respect to any Person, any director, manager, officer, employee, principal, agent, consultant, advisor, or other representative of such Person or its Subsidiaries, including legal counsel, accountants and financial advisors.
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.
     “Seller ERISA Affiliate” means an employer, other than the Company and its Subsidiaries, that, together with Seller is, or at any time for which any relevant statute of limitations remains open was, considered a “single employer” under Section 414 of the Code.
     “Seller Parties” means, collectively, Seller, Merger Sub, Stephens, Stephens-SM and, prior to and at, but not after, the Closing, the Company.
     “Seller’s Portion” shall have the meaning set forth in Section 4.8(a).
     “Stephens” shall have the meaning set forth in the first paragraph of this Agreement.
     “Stephens Management Services Agreement” means a management services agreement between Buyer and Stephens, dated as of the Closing Date and substantially in the form of Exhibit B attached hereto.
     “Stephens-SM” shall have the meaning set forth in the first paragraph of this Agreement.
     “Stockholders’ Agreement” means a stockholders’ agreement, to be dated as of the Closing Date, by and among Buyer, Compass Group Diversified Holdings LLC and Seller, substantially in the form of Exhibit C attached hereto.
     “Straddle Period” means any taxable period with respect to Income Taxes that includes, but does not end on, the Closing Date.
     “Straddle Period Returns” shall have the meaning set forth in Section 4.8(a).
     “Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person. Unless otherwise expressly provided in this Agreement, the terms “Subsidiary” and “Subsidiaries” shall mean, when used with respect to the Company, all Subsidiaries of the Company other than Seller and Merger Sub.
     “Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, unclaimed property subject to escheat Laws, or unemployment or other withholding tax or other tax, duty, fee, assessment or charge imposed by any taxing authority, including any interest, addition of Tax or penalties related thereto.
     “Tax Return” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.
     “Terminating Contracts” shall have the meaning set forth in Section 4.9.
     “Trademarks” means all U.S. and foreign trademarks, service marks, trade names and Internet domain names, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.
     “Trade Secrets” means all U.S. and foreign trade secrets, proprietary know-how and other confidential and proprietary information.
     “Transition Services Agreement” means an agreement between Buyer and Stephens Investments Holdings LLC (“SIH”), an Arkansas limited liability company, dated as of the Closing Date, pursuant to which SIH will provide, or cause to be provided, to Buyer and its Subsidiaries those accounting, legal, and information technology services which have historically been provided to the Company and its Subsidiaries by Affiliates of Stephens at costs, including overhead allocations, not to exceed costs borne by the Company and its Subsidiaries historically for such services, for a period of not less than 45 days (but only to the extent the SIH personnel providing such services do not become employees of Buyer prior to the end of such 45 day period) and more than 180 days from and after the Closing (with such extensions as the parties may agree), and subject to such other terms and conditions as Buyer and Seller shall reasonably and in good faith agree.

          “Treasury Regulations” means the regulations promulgated by the Department of Treasury of the United States in respect of the Code.
          “Units” shall have the meaning set forth in the recitals to this Agreement.
          “Workers’ Compensation Actions” means, with respect to any Person, Actions brought by employees of or other service providers to such Person or its Subsidiaries who are covered under such Person’s workers’ compensation insurance policies to the extent reflected on loss run reports for such policies.
ARTICLE II
PURCHASE AND SALE OF UNITS
     Section 2.1 Purchase and Sale of Units.
               (a) Buyer and the Seller Parties hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing and as of the close of Company’s Business on the Closing Date, Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase, acquire and accept from Seller, all of Seller’s rights, title and interests in and to all of the Units, free and clear of all Encumbrances.
               (b) Buyer shall pay, as consideration for the Units pursuant to Section 2.1(a), an amount equal to the sum of the Company Indebtedness to be Repaid plus the Equity Consideration (the "Company Enterprise Value”), payable as provided in Section 2.2(c).
     Section 2.2 Closing.
               (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Squire, Sanders & Dempsey L.L.P., located at 221 E. Fourth Street, Suite 2900, Cincinnati, Ohio, at 10:00 a.m., eastern standard time, on the third Business Day following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article V (other than conditions which by their nature can be satisfied only at Closing), or on such other date as Buyer and Seller mutually agree (the “Closing Date”).
               (b) Deliveries by Seller Parties. At the Closing, Seller Parties shall deliver, or cause to be delivered, to Buyer:
                    (i) the original certificate or certificates evidencing the Units, duly executed in blank or together with a duly executed stock transfer form;

               (ii) a certificate, dated the Closing Date and executed by the Seller, certifying that the conditions to Buyer’s obligation to consummate the Closing under Section 5.1(a) have been satisfied;
               (iii) a certificate of good standing (or equivalent certificate) for the Company and each of its Subsidiaries for the jurisdiction of its organization, together with a certified copy of the certificate of organization (or equivalent organizational document) (and all amendments thereto) for each such entity, in each case issued by the applicable Secretary of State as of a recent date;
               (iv) a certificate of the Seller certifying, individually and in the aggregate, the amount of Company Indebtedness to be Repaid and the holder or holders thereof, together with payoff letters executed by the applicable lender and the Company that, with respect to the applicable Company Indebtedness to be Repaid, certify the amount of such Indebtedness to be Repaid, unconditionally commit to the release of all Encumbrances, if any, securing such Company Indebtedness to be Repaid and are otherwise reasonably acceptable to Buyer;
               (v) a certificate of the Seller certifying, individually and in the aggregate, the Eligible Transaction Expenses, together with support therefore reasonably satisfactory to Buyer;
               (vi) the Company Audited Financial Statements;
               (vii) the Stockholders’ Agreement executed by Seller;
               (viii) employment agreements, dated as of the Closing Date, between the Buyer and each of Clay Bullock and David Bartholomew, executed by such employees (the “Executive Employment Agreements”) and in substantially the form agreed by such executives and Buyer prior to the date of this Agreement;
               (ix) general releases, executed by each of Bartholomew and Bullock, as to those matters set forth in Section 8.16;
               (x) the Transition Services Agreement executed by Stephens;
               (xi) certified copies of the resolutions of the managers (or other applicable governing body) of Seller and the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and
               (xii) incumbency certificates relating to each Person executing any document executed and delivered to Buyer by Seller or Company pursuant to the terms hereof.

          (c) Deliveries by Buyer. At the Closing, Buyer shall:
               (i) pay to each applicable holder of Company Indebtedness to be Repaid such portion thereof that is owing to such holder as set forth in the certificate of the Seller delivered to Buyer pursuant to Section 2.2(b)(iv), by wire transfer of immediately available funds to an account or accounts designated by such holder prior to Closing;
               (ii) deliver to the Seller, certificate evidencing the Buyer Shares;
               (iii) deliver to the Seller, a certificate, dated the Closing Date and executed by the Buyer, certifying that the conditions to Seller’s obligation to consummate the Closing under Section 5.2(a) have been satisfied;
               (iv) deliver to the Seller, the Stockholders’ Agreement executed by Compass Group Diversified Holdings LLC and Buyer;
               (v) deliver to the Seller, the Executive Employment Agreements executed by Buyer;
               (vi) deliver to the Seller, the Transition Services Agreement executed by Buyer;
               (vii) deliver to the Seller, the Stephens Management Services Agreement executed by Buyer;
               (viii) deliver to Seller, copies of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and
               (ix) deliver to Seller, an incumbency certificate relating to each Person executing any document executed and delivered to Seller by Buyer pursuant to the terms hereof.
          (d) At the Closing, Buyer and Compass Group Management LLC shall have executed the Compass Management Services Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Seller Parties. Each of the Seller Parties represents and warrants to Buyer as follows:
             (a) Due Organization and Good Standing; Authority. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to act as a foreign limited liability company and is in good standing under the Laws of each jurisdiction specified in Section 3.1(a) of the Company Disclosure Letter, and is not required under applicable Law to be qualified or authorized to act as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries. Each of the Company and its Subsidiaries has requisite power and authority to own, lease and operate its properties and to carry on the Company’s Business, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries.
          (b) Authorization of Transactions.
               (i) Each of the Seller Parties the requisite power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by each such Seller Party of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized by necessary company action on the part of each such Seller Party and no other proceedings on the part of any such Seller Party are necessary to authorize the execution, delivery and performance by each such Seller Party of this Agreement or to consummate the transactions contemplated hereby.
               (ii) This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming due authorization, execution and delivery by Buyer, constitutes, a valid and binding obligation of each such Seller Party, enforceable against each such Seller Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.
          (c) No Conflict or Violation. Except as set forth on Section 3.1(c) of the Company Disclosure Letter, the execution, delivery and performance by Seller Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming all Governmental Filings have been obtained or made, violate or conflict with, or give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under, any Law or Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by any of them, is subject, (ii) violate or conflict with any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either the Company or any of its Subsidiaries or that otherwise relates to the Company’s Business or to any of the assets owned or used by the Company or any of its Subsidiaries, (iii) conflict with, or result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the acceleration of any liability under, or result in or permit the termination, amendment or cancellation of, or result in the creation of any Encumbrance on any of the property or assets of the Company or any of its Subsidiaries pursuant to, any Company Contract or Company Lease or other agreement to which any of the Seller Parties, the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties are bound or affected); or (iv) violate the certificate of organization or operating agreement (or other applicable organization documents) of any of the Seller Parties, the Company or any of the Company’s Subsidiaries; except, in the case of clause (iii), for such conflicts, violations, breaches, defaults, accelerations or terminations (other than with respect to consents required under Company Leases) as would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries or materially impair or delay any Seller Parties’ ability to consummate the transactions contemplated hereby.
          (d) Capital Structure and Ownership of Units. As of the date of this Agreement, the authorized and issued equity interests of the Company (“Units”) consist of (i) 53,000,000 Common Units (the “Common Units”), (ii) 37,500,000 Class A Preferred Units (the “Class A Preferred Units”), (iii) 22,500,000 Class B Preferred Units (the “Class B Preferred Units”) and (iv) 1,556,722 Participating Units (the “Participating Units”), all of which Units have been duly authorized and validly issued and none of which Units have been issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except for certain options to acquire 586,024 Common Units at $.20 per Common Unit expiring September 30, 2010, which options will not, at Closing, constitute options to acquire Units or other equity securities of the Company, the Company has no other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale, issuance or transfer of any of the foregoing by Seller Parties or the Company (other than this Agreement). Stephens is, as of the date hereof, the record and beneficial owner of 42,201,369.86 Class A Preferred Units, representing 100% of the outstanding Class A Preferred Units, and 17,896,508 Class B Preferred Units, representing approximately 73.13% of the outstanding Class B Preferred Units. Stephens-SM is, as of the date hereof, the record and beneficial owner of 50,225,000 Common Units, representing approximately 95.44% of the outstanding Common Units. Bartholomew and Bullock are, as of the date hereof, the record and beneficial owners of, in the aggregate, 1,556,722 Participating Units, representing 100% of the outstanding Participating Units. At Closing, Seller will be the record and beneficial owner of all of the issued and outstanding Units. At Closing, the Units purchased by Buyer from Seller will constitute all of the issued and outstanding equity interests of the Company, and good title to all of the Units will be conveyed to Buyer, with the Units then being free and clear of all Encumbrances except for those created by Buyer or arising out of ownership of the Units by Buyer.
     (e) Governmental Filings. No filings or registration with, notification to, or authorization, consent, waiver or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement by Seller Parties, except (i) as set forth in

Section 3.1(e) of the Company Disclosure Letter and (ii) such other Governmental Filings, the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries or materially impair or delay any Seller Parties’ ability to consummate the transactions contemplated hereby.
          (f) Subsidiaries. Section 3.1(f) of the Company Disclosure Letter contains a list of each Subsidiary of the Company, including its name, and its jurisdiction of organization or formation. Each Subsidiary of the Company (including, as of the date hereof, Seller and Merger Sub) is validly existing and in good standing in its jurisdiction of organization or formation and is in good standing in each other jurisdiction specified in Section 3.1(f) of the Company Disclosure Letter, and is not required by applicable Law to be qualified or authorized in any other jurisdiction, except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company (including, as of the date hereof, Seller and Merger Sub) are owned directly or indirectly by the Company and, as of the Closing, will be free and clear of all Encumbrances, and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company (including, as of the date hereof, Seller and Merger Sub), including any right of conversion or exchange under any outstanding security or other instrument, of the capital stock or other equity interest of any Subsidiary of the Company (including, as of the date hereof, Seller and Merger Sub), other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or any of its Subsidiaries.
          (g) Company Financial Statements.
               (i) Seller Parties have delivered to Buyer a true and complete copy of the Company Unaudited Financial Statements. Except as disclosed in Section 3.1(g)(i) of the Company Disclosure Letter, the Company Unaudited Financial Statements (including all notes and schedules contained therein or annexed thereto, if any) have been prepared in accordance with GAAP and, except where so noted, fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein, subject to year-end audit adjustments, the absence of cash flow statements and the absence of notes thereto.
               (ii) At Closing, Seller Parties shall have delivered to Buyer a true and complete copy of the Company Audited Financial Statements. Except as disclosed in Section 3.1(g)(ii) of the Company Disclosure Letter, the Company Audited Financial Statements (including all notes and schedules contained therein or annexed thereto, if any) will have been prepared in accordance with GAAP and, except where so noted, will fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

          (h) No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company Unaudited Financial Statements (or any notes thereto), (ii) as set forth in Section 3.1(h) of the Company Disclosure Letter and (iii) for liabilities or obligations incurred in the ordinary course of business since the Company Interim Balance Sheet Date, neither the Company nor any of its Subsidiaries has, or at Closing will have, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.
          (i) Legal Proceedings. Except as set forth in Section 3.1(i) of the Company Disclosure Letter, there are currently no Actions (other than Workers’ Compensation Actions) pending or, to the Knowledge of Seller Parties, threatened (whether orally or in writing) against the Company or its Subsidiaries or any director, officer, employee or agent (in their capacities as such) of the Company or its Subsidiaries, that are reasonably expected to result in payment by the Company and its Subsidiaries of more than $50,000 individually or to which any of the assets of Company or its Subsidiaries is subject, or to which any of the Units is subject, or which relates to the transactions contemplated by this Agreement or the consummation thereof, or that challenges the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller Parties, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Action. Except as set forth in Section 3.1(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any Order that is not generally applicable to all Persons or to Persons in businesses similar to the Company’s Business.
          (j) Personal Property. Except as may be reflected in the Company Unaudited Financial Statements, the Company and its Subsidiaries have valid title, free and clear of all Encumbrances (except for Permitted Encumbrances), to all the tangible personal property material to the Company’s Business, except for such tangible personal property that has been disposed of in the ordinary course of business.
          (k) Real Property.
               (i) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.1(k) of the Company Disclosure Letter sets forth (i) the location of all real property directly or indirectly leased to the Company or any of its Subsidiaries (the “Company Leased Real Property”) pursuant to a lease, sublease or other similar agreement under which any one or more of the Company and its Subsidiaries is the lessee or sublessee (collectively, the “Company Leases”) and (ii) a list of all Company Leases. Copies of all Company Leases, together with any modifications, extensions, amendments and assignments thereof, have heretofore been, or prior to Closing will have been, furnished or made available to Buyer. Except as disclosed in Section 3.1(k) of the Company Disclosure Letter, neither the Company nor, to the Knowledge of Seller Parties, any lessor or sublessor under any of the Company Leases (“Lessor”) is in default in any material respect under any of the Company Leases.

Except as disclosed in Section 3.1(k) of the Company Disclosure Letter, no Lessor has made a written claim of default by the Company or any of its Subsidiaries under any of the Company Leases nor, to the Knowledge of Seller Parties, does there exist any condition which, with the passage of time or the giving of notice, would constitute a default under any such Company Leases in any material respect.
               (ii) Neither the Company nor any of its Subsidiaries has, since the Balance Sheet Date, received any notice of violation of any applicable building, zoning, subdivision, health and safety or other Laws and, to the Knowledge of Seller Parties, there is no basis for the issuance of any such notice or the taking of any action for any such violation.
               (iii) Neither the Company nor any of its Subsidiaries has, since the Balance Sheet Date, received notice from any Governmental Entity with respect to any of the Leased Real Property: (i) that any building or structure thereon, any equipment therein or the operation or maintenance thereof violates any Law; or (ii) that any condemnation proceeding is pending or threatened.
          (l) Taxes.
               (i) Except as set forth in Section 3.1(l) of the Company Disclosure Letter, (A) all Tax Returns of the Company and its Subsidiaries have been timely filed (taking into account extensions), all Taxes shown to be due thereon have been timely paid (taking into account extensions), and all such Tax Returns correctly reflect the amount of Tax due; (B) there are no pending, current or, to the Knowledge of Seller Parties, threatened (either orally or in writing) claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to the Company or any of its Subsidiaries; (C) there are no Encumbrances for Taxes (other than Permitted Encumbrances) against the Company’s or any of its Subsidiaries’ assets; and (D) neither the Company nor any of its Subsidiaries has executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material Income Taxes.
               (ii) The United States federal and state Income Tax Returns of the Company and each of its Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2003 (the “Company Final Closed Tax Year”) (except Pennsylvania, which is closed for all taxable years through December 31, 1999). Except as set forth in Section 3.1(l) of the Company Disclosure Letter, all deficiencies proposed as a result of such audits have been paid, reserved against or settled. Section 3.1(l) of the Company Disclosure Letter describes all adjustments to the United States federal Income Tax Returns filed by the Company or any of its Subsidiaries or all adjustments related to the Company or any of its Subsidiaries with respect to Income Tax Returns filed by any group of corporations including the Company or any of its Subsidiaries for all taxable years since the Final Closed Tax Year, and the resulting deficiencies, if any, proposed by the IRS. Except as described in Section 3.1(l) of the Company Disclosure Letter, and other than waivers or extensions that have lapsed, neither the Company nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which the Company or any of its Subsidiaries may be liable.
               (iii) To the Knowledge of Seller Parties, there exists no proposed tax assessment against the Company or any of its Subsidiaries except as disclosed in the Balance Sheet or in Section 3.1(l) of the Company Disclosure Letter. Except as set forth in Section 3.1(l) of the Company Disclosure Letter, all material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.
               (iv) All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all material respects as to the Company or any of its Subsidiaries. Company and each Subsidiary is in compliance with all state unemployment tax laws and regulations and no Subsidiary has been created, or registered in a state, for the purpose of reducing the aggregate state unemployment tax liability of the Company and its Subsidiaries. There is no tax sharing agreement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement.
               (v) Except as set forth in Section 3.1(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extensions of time within which to file any Tax Return. Except as set forth in Section 3.1(l) of the Company Disclosure Letter, no claim has ever been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of Seller Parties, is there any factual or legal basis for any such claim.
               (vi) Neither the Company nor any of its Subsidiaries (i) has agreed, nor to the Knowledge of Seller Parties is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company or its Subsidiaries for Taxes, (ii) has made an election, nor to the Knowledge of Seller Parties is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code, (iii) has made any of the foregoing elections nor to the Knowledge of Seller Parties is required to apply any of the foregoing rules under any comparable state or local tax provision, and (iv) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under section 103(a) of the Code.
               (vii) Neither the Company nor any of its Subsidiaries has applied for a ruling relating to Taxes from any taxing authority nor entered into any closing agreement with any taxing authority.

               (viii) The Company and each of its Subsidiaries has delivered to Buyer correct and complete copies of Federal Income Tax Returns, and has made available to Buyer all state Income Tax Returns, filed on behalf of Company and Subsidiary for the three most recent taxable years ending prior to the date of this Agreement.
               (ix) Neither the Company nor any of its Subsidiaries has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of them otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.
               (x) Neither the Company nor any of its Subsidiaries has engaged, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treasury Regulations §1.6011-4(b)(2).
               (xi) The Company is classified as a partnership, and each Company Subsidiary is classified as a partnership or as a disregarded entity, for United States federal and state Tax purposes, and will remain so classified through the Closing Date.
               (xii) Except as set forth in Section 3.1(l)(xii) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance with all “unclaimed funds” and “escheat” laws in each jurisdiction where it operates.
          (m) Absence of Certain Changes. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, since the Balance Sheet Date, the Company’s Business has been conducted only in the ordinary course and there has not been any:
               (i) damage, destruction, loss, forfeiture or other event or events (whether or not covered by insurance) that have had a Material Adverse Effect with respect to the Company or its Subsidiaries;
               (ii) issuance by the Company or its Subsidiaries of any capital stock or other equity interests of or in the Company or its Subsidiaries or any direct or indirect redemption, purchase or acquisition by any of them of any such capital stock or other equity interests, or any declaration, setting aside or payment of any dividend or distribution on any such capital stock or other equity interests;
               (iii) amendment to any certificate of organization or operating agreement (or equivalent documents) of any of the Company or its Subsidiaries;
               (iv) payment of or commitment to pay any increase in bonuses, salaries or other compensation, or any change of control, severance or employment termination payments, by the Company or its Subsidiaries to any of their directors, officers or employees (except for non-material increases in the ordinary course of business);
               (v) adoption of, or increase (other than non-material increases in the ordinary course of business) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan of the Company or its Subsidiaries;
               (vi) entry into, termination of, or receipt of notice of termination of, by the Company or any of its Subsidiaries, (i) any license, agency, sales representative, joint venture or similar Contract, (ii) any employment, consulting, severance or similar Contract with any officer, director, manager, member or employee of the Company or any of its Subsidiaries, or (iii) any other Contract or transaction unless involving a total remaining commitment by or to the Company or any of its Subsidiaries of less than $100,000;
               (vii) sale, lease or other disposition by the Company or its Subsidiaries of any asset or property material to the Company’s Business, or mortgage, pledge or imposition of any Encumbrance on any asset or property material to the Company’s Business by the Company or its Subsidiaries;
               (viii) cancellation or waiver by the Company or its Subsidiaries of any claims or rights of the Company or its Subsidiaries material to the Company’s Business;
               (ix) change in the accounting methods, policies or practices of the Company or its Subsidiaries; or
               (x) agreement, whether oral or written, by the Company or its Subsidiaries to do any of the foregoing.
          (n) Company Contracts.
               (i) Section 3.1(n)(i) of the Company Disclosure Letter sets forth a list of, and Seller Parties and the Company have provided or made available to Buyer true and complete copies of (or in the case of any oral Contract, a true and complete summary of), the Contracts in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party, which are in the categories listed below (collectively, the “Company Contracts”):
                    (1) any employment agreement, management consulting agreement or similar Contract (other than at-will employment arrangements) (“Employment Agreements”), requiring payment by the Company or its Subsidiaries of base annual salary in excess of $125,000;
                    (2) any Contract evidencing Indebtedness in excess of $50,000;

                    (3) any license agreement pursuant to which any of the Company or its Subsidiaries (i) has acquired the right to use any Intellectual Property, other than software and other Intellectual Property that is generally commercially available, or (ii) has granted to any third party any license to use any Company Intellectual Property;
                    (4) any Contract with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any Company Intellectual Property, excluding non-disclosure agreements entered into in the ordinary course of business;
                    (5) any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or its Subsidiaries, expected to require payments for the fiscal year ending December 31, 2007 or any fiscal year thereafter, for each such year in excess of $100,000;
                    (6) any Contract containing a covenant not to compete that impairs the ability of the Company or any of its Subsidiaries to freely conduct the Company’s Business as such business is conducted on the date hereof in any geographic area or any line of business;
                    (7) Contracts in amounts in excess of $100,000 for the future purchase or lease by the Company or any Subsidiary of Company of or of finished products purchased for resale, materials, supplies, equipment or services;
                    (8) joint venture, partnership or license agreements;
                    (9) each Contract that was not entered into in the ordinary course of business pursuant to which the Company or any of its Subsidiaries continues to incur expenditures or be entitled to receipts in excess of $100,000 per year;
                    (10) each collective bargaining agreement and other Contract with any labor union or other employee representative of a group of employees;
                    (11) each Contract which provides for payment by the Company or its Subsidiaries of commissions or similar payments (other than to employees of the Company or its Subsidiaries in the ordinary course of business);
                    (12) each power of attorney that is currently effective and outstanding;
                    (13) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business;

                    (14) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by the Company or any Subsidiary of Company to be responsible for consequential damages;;
                    (15) each amendment, supplement, and modification (whether oral or written) in respect of any Contract of the type described in subsections (1) through (16) of this Section 3.1(n)(i); and
                    (16) any outstanding binding commitment to enter into any Contract of the type described in subsections (1) through (16) of this Section 3.1(n)(i).
               (ii) Except as set forth in Section 3.1(n)(ii) of the Company Disclosure Letter, (i) each Company Contract and Company Lease (A) constitutes a valid and binding obligation of the Company or its Subsidiary party thereto and (B) assuming such Company Contract or Company Lease is binding and enforceable against the other parties thereto, is enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of Seller Parties, the other parties thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Seller Parties, any other Person a party thereto, is in breach of or default under any Company Contract, except, in each case set forth in clause (ii), where such breach or default, would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries.
               (iii) Except as set forth in Section 3.1(n)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received from any other Person, any notice (whether oral or written) regarding any actual or alleged material violation or material breach of, or default under, any Company Contract by the Company or its Subsidiaries.
          (o) Labor. No labor strike or general work stoppage against the Company or any of its Subsidiaries is pending or, to the Knowledge of Seller Parties, threatened (whether orally or in writing); and neither the Company nor any of its Subsidiaries is subject to any pending labor dispute or Action which would reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries. Except as set forth in Section 3.1(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by any agreement with any labor organization (covered by the National Labor Relations Act) and, to the Knowledge of Seller Parties, no union organizing activities involving any such labor organization is pending or threatened (whether orally or in writing).
          (p) Compliance With Law and Governmental Authorizations.

               (i) Except for Laws relating or attributable to Taxes and employee benefits, which shall be governed exclusively by Section 3.1(l) and Section 3.1(q), respectively, and except as set forth in Section 3.1(p)(i) of the Company Disclosure Letter, the Company and its Subsidiaries are operating the Company’s Business in material compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries has, since the Balance Sheet Date, received any written or oral notice from a Governmental Entity of any violation or alleged violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Entity have been filed except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries.
               (ii) Except as set forth in Section 3.1(p)(ii) of the Company Disclosure Letter, the Company and its Subsidiaries have all Governmental Authorizations required in order to conduct the Company’s Business as currently conducted, all of which Governmental Authorizations are in full force and effect. Each of the Company and its Subsidiaries is, and at all times during the two (2)-year period preceding the date of this Agreement has been, operating in compliance therewith, except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries.
               (iii) Except as set forth in Section 3.1(p)(iii) of the Company Disclosure Letter, all applications required by Governmental Entities to have been filed at any time during the one (1)-year period preceding the date of this Agreement on behalf of each of the Company and its Subsidiaries for the renewal of Governmental Authorizations have been duly and timely filed with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly and timely made with the appropriate Governmental Entities, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries.
               (iv) Except as set forth in Section 3.1(p)(iv) of the Company Disclosure Letter, the Governmental Authorizations listed in Section 3.1(p)(iv) of the Company Disclosure Letter collectively constitute all the Governmental Authorizations necessary to permit each of the Company and each of its Subsidiaries to lawfully conduct the Company’s Business as currently conducted, each of which Governmental Authorizations is in full force and effect.
          (q) Employee Benefit Plans.
               (i) Section 3.1(q) of the Company Disclosure Letter sets forth a list of each severance plan or agreement and each other material Company Plan.
               (ii) Each Company Plan has been established and administered in all material respects in accordance with its terms and applicable Law,

including, as to each Company Plan that is subject to United States Law, ERISA and the Code, except that, in a situation in which a Company Plan is required to comply with a provision of applicable Law, but is not yet required to be amended to reflect that provision, each such Company Plan has been administered in all material respects in accordance with that Law.
               (iii) Each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) of the Company and its Subsidiaries has received a favorable determination letter as to its qualification. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust. No Company Plan is subject to Title IV of ERISA.
               (iv) With respect to each Company Plan, (i) no material Action is pending or, to the Knowledge of Seller Parties, has been threatened either orally or in writing against the Company or its Subsidiaries, and (ii) to the Knowledge of Seller Parties, no facts or circumstances exist that reasonably could give rise to any material Action
               (v) Except as set forth in Section 3.1(q) of the Company Disclosure Letter, and except for any transaction bonuses payable to Company employees that were put in place prior to Closing for which Seller Parties shall remain solely responsible, the consummation of the transactions contemplated hereby shall not, (i) entitle any current or former employee or officer of the Company and its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.
               (vi) Neither Seller Parties nor any ERISA Affiliate of Seller Parties has, at any time for which any relevant statute of limitations remains open, (i) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code § 412 or (ii) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA § 4201 to, any multiemployer plan as defined in ERISA § 3(37) that would reasonably be expected to become a liability of the Company and its Subsidiaries or Buyer.
               (vii) Seller Parties and each ERISA Affiliate of Seller Parties have complied in all material respects with the notice and continuation coverage requirements of § 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of Seller Parties or any ERISA Affiliate of Seller Parties for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of § 5000(b)(1) of the Code.

               (viii) With respect to each Company Plan that is not subject to United States Law, each such plan required to be registered has been registered and has been maintained in all material respects by compliance with applicable Law.
          (r) Intellectual Property.
               (i) Section 3.1(r)(i) of the Company Disclosure Letter sets forth a list of all material Company Intellectual Property.
               (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries, or as set forth in Section 3.1(r)(ii) of the Company Disclosure Letter, (a) to the Knowledge of Seller Parties, the conduct of the Company’s Business does not infringe or otherwise violate any Person’s Intellectual Property, (b) there is no material claim pending or, to the Knowledge of Seller Parties, threatened (whether orally or in writing) against the Company or its Subsidiaries alleging such infringement or other violation, and (c) to the Knowledge of Seller Parties, no Person is infringing or otherwise violating any Company Intellectual Property, (d) no material claims are pending or, to the Knowledge or Seller Parties, threatened (whether orally or in writing) against any Person by the Company or its Subsidiaries alleging such infringement or other violation, and (e) the Company Intellectual Property is all the Intellectual Property necessary for the operation of the Company’s Business as it is currently conducted.
          (s) Brokers’ Fees. Other than Stephens Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Seller Parties, the Company or the Company’s Subsidiaries, for which the Company or any of its Subsidiaries or Buyer have or will have any liability.
          (t) Insurance.
               (i) Section 3.1(t)(i) of the Company Disclosure Letter:
                    (1) sets forth a true and complete list and brief description of all insurance policies and other Contracts carried by or covering the Company and its Subsidiaries with respect to the Company’s Business and their respective assets and properties, including all self-insurance arrangements, if any; and
                    (2) identifies each such policy or other Contract that provides, or has provided, workers’ compensation coverage with respect to historical claims of the Company and its Subsidiaries (collectively, the “Company Workers’ Compensation Policies”).
               (ii) Prior to Closing, the Seller Parties will have delivered or otherwise made available to Buyer a true and complete copy of (i) each policy of insurance and other Contact set forth on Section 3.1(t)(i) of the Company Disclosure Letter, and (ii) each pending application, if any, of the Company and any of its Subsidiaries for such policies of insurance. The Seller Parties have delivered or otherwise made available to Buyer a true and complete copy of all loss runs from those policies of insurance set forth on Section 3.1(t)(ii) of the Company Disclosure Letter, which loss runs contain specific claim information, including name of claimant, type of injury, date of injury, details on amounts paid and incurred.
               (iii) Except as set forth in Section 3.1(t)(iii) of the Company Disclosure Letter:
                    (1) each policy of insurance and other Contract set forth on Section 3.1(t)(i) of the Company Disclosure Letter is currently in effect;
                    (2) there are no periods for which such policies do not provide coverage;
                    (3) such policies are sufficient for compliance with all Laws applicable to the Company and its Subsidiaries and the Company’s Business and with requirements to maintain insurance contained in Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound; and
                    (4) immediately following Closing, such policies will continue in full force and effect and will cover claims made against the Company or any of its Subsidiaries arising out of occurrences or events that occurred prior to Closing; and
                    (5) such policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries.
               (iv) Except as set forth in Section 3.1(t)(iv) of the Company Disclosure Letter, with respect to each policy of insurance and other Contract set forth on Section 3.1(t)(i) of the Company Disclosure Letter :
                    (1) none of the Seller Parties, the Company or any of the Company’s Subsidiaries has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;
                    (2) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due, and have otherwise performed all of their respective obligations, thereunder; and

                    (3) the Company and its Subsidiaries have given notice to the insurer of all claims of which they are actually aware that may be insured thereby.
               (v) Except as set forth in Section 3.1(t)(v) of the Company Disclosure Letter, all reserves for self-insurance claims are properly and accurately reflected, in accordance with GAAP, in the applicable Unaudited Company Financial Statements.
               (vi) Except as set forth in Section 3.1(t)(vi) of the Company Disclosure Letter, there are no letters of credit or other collateral posted or pledged, or required to be posted or pledged, to or for the benefit of any Person with respect to Company Workers’ Compensation Policies.
          (u) Accounts Receivable. All accounts receivable of the Company and its Subsidiaries shown on the Company Financial Statements or arising thereafter represent, or will represent, as applicable, valid obligations of the respective account debtors arising from arm’s length sales actually made or services actually performed in the ordinary course of business. None of such accounts receivable is subject to assignment, claim, lien or security interest of any character or claim for credit, setoff, allowance, adjustment or counterclaim by the account debtor. Neither Company nor any of its Subsidiaries has received any notice of the bankruptcy or insolvency of the debtor of any such account receivable that has not been properly reserved for in the Company Unaudited Financial Statements in accordance with GAAP. None of such accounts receivable is evidenced by a judgment or chattel paper. Unless paid prior to the Closing Date, except as set forth in Section 3.1(u) of the Company Disclosure Letter, the accounts receivable will be current net of the respective reserves shown on the Company Interim Balance Sheet or on the accounting records of the Company or its Subsidiaries, as applicable, as of the Closing Date (which reserves are adequate and calculated consistent with past practice in accordance with GAAP). There is no contest, claim, or right of set-off that are not reserved for under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable, as so reserved.
          (v) Environmental Matters. To the Knowledge of Seller Parties, there are no hazardous substances, materials or pollutants located or managed in, on, or under any of the Leased Real Properties in violation of environmental Laws.
          (w) Related Party Transactions. Section 3.1(w) of the Company Disclosure Letter sets forth a list of (i) all material Contracts between any of the Seller Parties or any Related Person of any of the Seller Parties (other than the Company and its Subsidiaries), on the one hand, and either the Company or any of its Subsidiaries, on the other hand, and (ii) all other outstanding material arrangements (other than employment arrangements) between the Company or its Subsidiaries, on the one hand, and any of the Seller Parties or any Related Person of any of the Seller Parties, on the other hand.

          (x) Condition and Sufficiency of Assets. The real and tangible personal property of the Company and its Subsidiaries, taken as whole, are adequate for the uses to which they are being put and such assets of the Company and its Subsidiaries are and as of the Closing will be sufficient for the continued conduct of the Company’s Businesses following the Closing in substantially the same manner as currently conducted, subject to such changes as are implemented in accordance with Article IV. Except as set forth on Section 3.1(x) of the Company Disclosure Letter, all properties and assets used in the Company’s Business are owned by the Company or its Subsidiaries.
          (y) Books and Records. The material books of account, all minute books and all stock record books of the Company and its Subsidiaries have been made available to Buyer and its representatives. Except as set forth on Section 3.1(y) of the Company Disclosure Letter, such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, except as set forth on Section 3.1(y) of the Company Disclosure Letter, all of such books and records will be in the possession of the Company or its Subsidiaries, as applicable.
          (z) Certain Payments. During the three (3)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Seller Parties, any director, officer, agent or employee of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) in return for favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) in return for special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any Law or Order, or (b) established or maintained any fund or asset on behalf of the Company or its Subsidiaries that has not been recorded in the books and records of the Company or its Subsidiaries, as applicable.
          (aa) Customers. Set forth in Section 3.1(aa) of the Company Disclosure Letter is a list of the twenty (20) largest customers of the Company and its Subsidiaries in terms of annual gross sales for the trailing twelve (12)-month period ended September 30, 2007 (the “Company Significant Customers”). Except as set forth in Section 3.1(aa) of the Company Disclosure Letter, as of the date hereof, no Company Significant Customer has notified, either orally or in writing, Seller Parties or the Company or any of its Subsidiaries that such customer intends to terminate its business relationship with the Company or any of its Subsidiaries or materially decrease the amount of services it purchases from the Company or any of its Subsidiaries.
          (bb) Acquisition of Buyer Shares for Investment. Seller Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of Seller accepting Buyer Shares as consideration for the Units, can bear the economic risk of its investment in the Buyer Shares and can afford to lose their entire investment in the Buyer Shares, have been furnished the materials relating to Buyer and the Buyer Shares that they have requested, and have been provided by Buyer the opportunity to ask questions of the officers and management employees of Buyer and its Subsidiaries and to acquire additional information about the Buyer Business. Seller is acquiring the Buyer Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Buyer Shares. Each of the Seller Parties agrees that the Buyer Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act. Seller Parties’ acknowledgement in this paragraph shall not affect the remedies otherwise available to Seller with respect to Buyer’s liability for breach of its representations and warranties under this Agreement.
          (cc) No Reliance. Each of the Seller Parties acknowledges that an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their respective properties and assets and of the Buyer’s Business has been conducted by it or on its behalf, which investigation shall have no effect on the remedies otherwise available to Seller under this Agreement. In making the determination to proceed with the transactions contemplated by this Agreement, Seller Parties have relied on both the results of such independent investigation and the representations and warranties set forth in Section 3.2. Seller Parties acknowledge that none of Buyer or its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or its Subsidiaries, the Buyer’s Business or other matters that is not expressly and specifically included in this Agreement.
     Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
          (a) Due Organization and Good Standing; Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is qualified or otherwise authorized to act as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it is required under applicable Law to be qualified or authorized to act as a foreign corporation, except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries. Each of Buyer and its Subsidiaries has requisite power and authority to own, lease and operate its properties and to carry on the Buyer’s Business, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.
          (b) Authorization of Transactions.
               (i) Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by

Buyer of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized by necessary company action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or to consummate the transactions contemplated hereby.
               (ii) This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller Parties, constitutes, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.
          (c) No Conflict or Violation. Except as set forth on Section 3.2(c) of the Buyer Disclosure Letter, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming all Governmental Filings have been obtained or made, violate or conflict with, or give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under, any Law or Order to which Buyer or any of its Subsidiaries, or any of the assets owned or used by any of them, is subject, (ii) violate or conflict with any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Buyer or any of its Subsidiaries or that otherwise relates to Buyer’s Business or to any of the assets owned or used by Buyer or any of its Subsidiaries, (iii) conflict with, or result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the acceleration of any liability under, or result in or permit the termination, amendment or cancellation of, or result in the creation of any Encumbrance on any of the property or assets of Buyer or any of its Subsidiaries pursuant to, any Buyer Contract or Buyer Lease or other agreement to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or their respective properties are bound or affected); or (iv) violate the certificate of incorporation or by-laws (or similar documents) of Buyer or any of its Subsidiaries; except, in the case of clause (iii), for such conflicts, violations, breaches, defaults, accelerations or terminations as would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby.
          (d) Capital Structure and Ownership of Buyer. As of the date of this Agreement, the authorized capital stock of Buyer consists solely of (i) 5,000,000 shares of Class A Common Stock, of which 2,573,267.56 shares are duly and validly issued and outstanding, fully paid and non-assessable; (ii) 5,000,000 shares of Class B Common Stock, of which 1,675,904 shares are duly and validly issued and outstanding, fully paid and non-assessable; and (iii) 2,000,000 shares of Class C Common Stock, of which 154,533 shares are duly and validly issued and outstanding, fully paid and non-assessable. No other class or series of capital stock of Buyer is or has been authorized. Except as set forth in Section 3.2(d) of the Buyer Disclosure Letter, Buyer has no other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale, issuance or transfer of any of the foregoing by Buyer (other than this Agreement). At Closing, good title to all of the Buyer Shares will be conveyed to Seller, with the Buyer Shares then being free and clear of all Encumbrances except for those created by Seller or arising out of ownership of the Buyer Shares by Seller.
          (e) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Buyer, except (i) as set forth in Section 3.2(e) of the Buyer Disclosure Letter, and (ii) such other Governmental Filings, the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby.
          (f) Subsidiaries. Section 3.2(f) of the Buyer Disclosure Letter contains a list of each Subsidiary of Buyer, including its name, and its jurisdiction of organization or formation. Each Subsidiary of Buyer is validly existing and in good standing in its jurisdiction of organization or formation and is in good standing in each other jurisdiction in which it is required by applicable Law to be qualified or authorized, except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Buyer are owned directly or indirectly by Buyer, and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of Buyer (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock or other equity interest of any Subsidiary of Buyer (other than any such subscription, option, warrant, call right, agreement or commitment in favor of Buyer or any of its Subsidiaries).
          (g) Buyer Financial Statements. Buyer has delivered or made available to Seller Parties a true and complete copy of the audited balance sheet of Buyer and its Subsidiaries as of each of December 31, 2004, December 31, 2005, December 31, 2006 and the audited consolidated statements of income of Buyer and its Subsidiaries for the periods then ended, and the unaudited consolidated balance sheet (the “Buyer Interim Balance Sheet”) and unaudited consolidated statement of income of Buyer and its Subsidiaries as of and for the ten (10) months ended October 31, 2007 (collectively, the “Buyer Financial Statements”). Except as disclosed in Section 3.2(g) of the Buyer Disclosure Letter, the Buyer Financial Statements (including all notes and schedules contained therein or annexed thereto, if any) have been prepared in accordance with GAAP and, except where so noted, fairly present the financial condition and results of operations of Buyer and its Subsidiaries as of the dates and for the periods referred to therein, subject, in the case of unaudited statements, to year-end audit adjustments, the absence of cash flow statements and the absence of notes thereto.

          (h) No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Buyer Financial Statements (or any notes thereto), (ii) as set forth in Section 3.2(h) of the Buyer Disclosure Letter and (iii) for liabilities or obligations incurred in the ordinary course of business since the date of the Buyer Interim Balance Sheet Date, neither Buyer nor any of its Subsidiaries has, or at Closing will have, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.
          (i) Legal Proceedings. Except as set forth in Section 3.2(i) of the Buyer Disclosure Letter, there are currently no Actions (other than Workers’ Compensation Actions) pending or, to the Knowledge of Buyer, threatened (whether orally or in writing) against Buyer or its Subsidiaries or any director, officer, employee or agent (in their capacities as such) of Buyer or its Subsidiaries, that are reasonably expected to result in payment by Buyer and its Subsidiaries of more than $50,000 individually or to which any of the assets of Buyer or its Subsidiaries is subject, or to which any of the Buyer Shares is subject, or which relates to the transactions contemplated by this Agreement or the consummation thereof, or that challenges the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Buyer, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Action. Except as set forth in Section 3.2(i) of the Buyer Disclosure Letter, neither Buyer nor any of its Subsidiaries is subject to any Order that is not generally applicable to all Persons or to Persons in businesses similar to the Buyer’s Business.
          (j) Personal Property. Except as may be reflected in the Buyer Financial Statements, Buyer and its Subsidiaries have valid title, free and clear of all Encumbrances (except for Permitted Encumbrances), to all the tangible personal property material to the Buyer’s Business, except for such tangible personal property that has been disposed of in the ordinary course of business.
          (k) Real Property.
               (i) Neither Buyer nor any of its Subsidiaries owns any real property. Except as disclosed in Section 3.2(k) of the Buyer Disclosure Letter, neither Buyer nor, to the Knowledge of Buyer, any lessor or sublessor under any real property directly or indirectly leased to Buyer or any of its Subsidiaries is in default in any material respect under any lease, sublease or other similar agreement under which any one or more of Buyer and its Subsidiaries is the lessee or sublessee (“Buyer Leases”). Except as disclosed in Section 3.2(k) of the Buyer Disclosure Letter, no Lessor has made a written claim of default by Buyer or any of its Subsidiaries under any nor, to the Knowledge of Buyer, does there exist any condition which, with the passage of time or the giving of notice, would constitute a default under any of the Buyer Leases in any material respect.
               (ii) Neither Buyer nor any of its Subsidiaries has, since the Balance Sheet Date, received any notice of violation of any applicable building,

zoning, subdivision, health and safety or other Laws and, to the Knowledge of Buyer, there is no basis for the issuance of any such notice or the taking of any action for any such violation.
               (iii) Neither Buyer nor any of its Subsidiaries has, since the Balance Sheet Date, received notice from any Governmental Entity with respect to any of the real property leased or subleased by any of them: (i) that any building or structure thereon, any equipment therein or the operation or maintenance thereof violates any Law; or (ii) that any condemnation proceeding is pending or threatened.
          (l) Taxes.
               (i) Except as set forth in Section 3.2(l) of the Buyer Disclosure Letter, (A) all Tax Returns of Buyer and its Subsidiaries have been timely filed (taking into account extensions), all Taxes shown to be due thereon have been timely paid (taking into account extensions), and all such Tax Returns correctly reflect the amount of Tax due; (B) there are no pending, current or, to the Knowledge of Buyer, threatened (either orally or in writing) claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to Buyer or any of its Subsidiaries; (iii) there are no Encumbrances for Taxes (other than Permitted Encumbrances) against Buyer’s or any of its Subsidiaries’ assets; and (iv) neither Buyer nor any of its Subsidiaries has executed or filed with any Tax authority any agreement extending the period for assessment or collection of any material Income Taxes.
               (ii) The United States federal and state Income Tax Returns of Buyer and each of its Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2003 (the “Buyer Final Closed Tax Year”). Except as set forth in Section 3.2(l) of the Buyer Disclosure Letter, all deficiencies proposed as a result of such audits have been paid, reserved against or settled. Section 3.2(l) of the Buyer Disclosure Letter describes all adjustments to the United States federal Income Tax Returns filed by Buyer or any of its Subsidiaries or all adjustments related to Buyer or any of its Subsidiaries with respect to Income Tax Returns filed by any group of corporations including Buyer or any of its Subsidiaries for all taxable years since the Final Closed Tax Year, and the resulting deficiencies, if any, proposed by the IRS. Except as described in Section 3.2(l) of the Buyer Disclosure Letter, and other than waivers or extensions that have lapsed, neither Buyer nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which Buyer or any of its Subsidiaries may be liable.
               (iii) To the Knowledge of Buyer, there exists no proposed tax assessment against Buyer or any of its Subsidiaries except as disclosed in the Balance Sheet or in Section 3.2(l) of the Buyer Disclosure Letter. Except as set forth in Section 3.2(l) of the Buyer Disclosure Letter, all material Taxes that Buyer or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.
               (iv) All Tax Returns filed by (or that include on a consolidated basis) Buyer or any of its Subsidiaries are true, correct and complete in all material respects as to Buyer or any of its Subsidiaries.
               (v) Since the Final Closed Tax Year, neither Buyer nor any of its Subsidiaries has been a member of an Affiliated Group (other than the Affiliated Group of which Buyer is the common parent) filing a consolidated federal Income Tax Return, nor taken any other action that could result in liability for Taxes of an affiliated group (other than the Affiliated Group of which Buyer is the common parent) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract or otherwise. Except as set forth in Section 3.2(l) of the Buyer Disclosure Letter, neither Buyer nor any of its Subsidiaries is currently the beneficiary of any extensions of time within which to file any Tax Return. Except as set forth in Section 3.2(l) of the Buyer Disclosure Letter, no claim has ever been made in writing by an authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor, to the Knowledge of Buyer, is there any factual or legal basis for any such claim.
               (vi) Neither Buyer nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
               (vii) Neither Buyer nor any of its Subsidiaries (i) has agreed, nor to the Knowledge of Buyer is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of Buyer or its Subsidiaries for Taxes, (ii) has made an election, nor to the Knowledge of Buyer is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code, (iii) has made any of the foregoing elections nor to the Knowledge of Buyer is required to apply any of the foregoing rules under any comparable state or local tax provision, and (iv) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under section 103(a) of the Code.
               (viii) The contemplated transactions, either alone or in conjunction with any other transaction that Buyer or any of its Subsidiaries may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the Code for which Buyer or any of its Subsidiaries may in any way be held liable.

               (ix) Neither Buyer nor any of its Subsidiaries is a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code.
               (x) Except as set forth in Section 3.2(l) of the Buyer Disclosure Letter, there are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of Buyer or any of its Subsidiaries.
               (xi) Neither Buyer nor any Subsidiary has applied for a ruling relating to Taxes from any taxing authority nor entered into any closing agreement with any taxing authority.
               (xii) Neither Buyer nor any of its Subsidiaries is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
               (xiii) Neither Buyer nor any of its Subsidiaries has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of them otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.
               (xiv) Neither Buyer nor any of its Subsidiaries has engaged, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treasury Regulations §1.6011-4(b)(2).
          (m) Absence of Certain Changes. Except as set forth in Section 3.2(m) of the Buyer Disclosure Letter, since the Balance Sheet Date, the Buyer’s Business has been conducted only in the ordinary course and there has not been any:
               (i) damage, destruction, loss, forfeiture or other event or events (whether or not covered by insurance) that have had a Material Adverse Effect with respect to Buyer or its Subsidiaries;
               (ii) issuance by Buyer or its Subsidiaries of any capital stock or other equity interests of or in Buyer or its Subsidiaries (except pursuant to Buyer’s Amended 1999 Stock Option Plan) or any direct or indirect redemption (except of capital stock of Buyer issued pursuant to the Buyer 2000 Stock Option Plan), purchase or acquisition by any of them of any such capital stock or other equity interests, or any declaration, setting aside or payment of any dividend or distribution on any such capital stock or other equity interests;
               (iii) amendment to any certificate of organization or operating agreement (or equivalent documents) of any of Buyer or its Subsidiaries;
               (iv) payment of or commitment to pay any increase in bonuses, salaries or other compensation, or any change of control, severance or employment termination payments, by Buyer or its Subsidiaries to any of their directors, officers or employees (except for non-material increases in the ordinary course of business);
               (v) adoption of, or increase (other than non-material increases in the ordinary course of business) in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan of Buyer or its Subsidiaries;
               (vi) entry into, termination of, or receipt of notice of termination of, by Buyer or any of its Subsidiaries, (i) any license, agency, sales representative, joint venture or similar Contract, (ii) any employment, consulting, severance or similar Contract with any officer, director, manager, member or employee of Buyer or any of its Subsidiaries, or (iii) any other Contract or transaction unless involving a total remaining commitment by or to Buyer or any of its Subsidiaries of less than $100,000;
               (vii) sale, lease or other disposition by Buyer or its Subsidiaries of any asset or property material to the Buyer’s Business, or mortgage, pledge or imposition of any Encumbrance on any asset or property material to the Buyer’s Business by Buyer or its Subsidiaries;
               (viii) cancellation or waiver by Buyer or its Subsidiaries of any claims or rights of Buyer or its Subsidiaries material to the Buyer’s Business;
               (ix) change in the accounting methods, policies or practices of Buyer or its Subsidiaries; or
               (x) agreement, whether oral or written, by Buyer or its Subsidiaries to do any of the foregoing.
          (n) Buyer Contracts.
               (i) Section 3.2(n)(i) of the Buyer Disclosure Letter sets forth a list of the Contracts in effect as of the date of this Agreement to which Buyer or any of its Subsidiaries is a party, which are in the categories listed below (collectively, the “Buyer Contracts”):
                    (1) any employment agreement, management consulting agreement or similar Contract (other than at-will employment arrangements) (“Employment Agreements”), requiring payment by Buyer or its Subsidiaries of base annual salary in excess of $125,000;
                    (2) any Contract evidencing Indebtedness in excess of $50,000;
                    (3) any license agreement pursuant to which any of Buyer or its Subsidiaries (i) has acquired the right to use any Intellectual Property,

other than software and other Intellectual Property that is generally commercially available, or (ii) has granted to any third party any license to use any Buyer Intellectual Property;
                    (4) any Contract with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any Buyer Intellectual Property, excluding non-disclosure agreements entered into in the ordinary course of business;
                    (5) any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of Buyer or its Subsidiaries, expected to require payments for the fiscal year ending December 31, 2007 or any fiscal year thereafter, for each such year in excess of $100,000;
                    (6) any Contract containing a covenant not to compete that impairs the ability of Buyer or any of its Subsidiaries to freely conduct the Buyer’s Business as such business is conducted on the date hereof in any geographic area or any line of business;
                    (7) Contracts in amounts in excess of $100,000 for the future purchase or lease by Buyer or any of its Subsidiaries of material, supplies, equipment, or services or finished products purchased for resale;
                    (8) joint venture, partnership or license agreements;
                    (9) each Contract that was not entered into in the ordinary course of business pursuant to which Buyer or any of its Subsidiaries continues to incur expenditures or be entitled to receipts in excess of $100,000 per year;
                    (10) each collective bargaining agreement and other Contract with any labor union or other employee representative of a group of employees;
                    (11) each Contract which provides for payment by Buyer or its Subsidiaries of commissions or similar payments (other than to employees of Buyer or its Subsidiaries in the ordinary course of business);
                    (12) each power of attorney that is currently effective and outstanding;
                    (13) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Buyer or any of its Subsidiaries other than in the ordinary course of business;
                    (14) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Buyer or any of its Subsidiaries to be responsible for consequential damages;;

                    (15) each amendment, supplement, and modification (whether oral or written) in respect of any Contract of the type described in subsections (1) through (16) of this Section 3.2(n)(i); and
                    (16) any outstanding binding commitment to enter into any Contract of the type described in subsections (1) through (16) of this Section 3.2(n)(i).
               (ii) Except as set forth in Section 3.2(n)(ii) of the Buyer Disclosure Letter, (i) each Buyer Contract and Buyer Lease (A) constitutes a valid and binding obligation of Buyer or its Subsidiary party thereto and (B) assuming such Buyer Contract or Buyer Lease is binding and enforceable against the other parties thereto, is enforceable against Buyer or its Subsidiary, as applicable, and, to the Knowledge of Buyer, the other parties thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and (ii) neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any other Person a party thereto, is in breach of or default under any Buyer Contract, except, in each case set forth in clause (ii), where such breach or default, would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.
               (iii) Except as set forth in Section 3.2(n)(iii) of the Buyer Disclosure Letter, neither Buyer nor any of its Subsidiaries has received from any other Person, any notice (whether oral or written) regarding any actual or alleged material violation or material breach of, or default under, any Buyer Contract by Buyer or its Subsidiaries.
          (o) Labor. No labor strike or general work stoppage against Buyer or any of its Subsidiaries is pending or, to the Knowledge of Buyer, threatened (whether orally or in writing); and neither Buyer nor any of its Subsidiaries is subject to any pending labor dispute or Action which would reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries. Neither Buyer nor any of its Subsidiaries is bound by any agreement with any labor organization (covered by the National Labor Relations Act) and, to the Knowledge of Buyer, no union organizing activities involving any such labor organization is pending or threatened (whether orally or in writing).
          (p) Compliance With Law and Governmental Authorizations.
               (i) Except for Laws relating or attributable to Taxes and employee benefits, which shall be governed exclusively by Section 3.2(l) and Section 3.2(q), respectively, and except as set forth in Section 3.2(p)(i) of the Buyer Disclosure Letter, Buyer and its Subsidiaries are operating the Buyer’s Business in material compliance with all applicable Laws. Neither Buyer nor any of its Subsidiaries has, since the Balance Sheet Date, received any written or oral notice from a Governmental Entity of any violation or alleged violation of any Laws or Orders. All reports, filings and returns required to be filed by or on behalf of Buyer or any of its Subsidiaries with any Governmental Entity have been filed except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.
               (ii) Except as set forth in Section 3.2(p)(ii) of the Buyer Disclosure Letter, Buyer and its Subsidiaries have all Governmental Authorizations required in order to conduct the Buyer’s Business as currently conducted, all of which Governmental Authorizations are in full force and effect. Each of Buyer and its Subsidiaries is, and at all times during the two (2)-year period preceding the date of this Agreement has been, operating in compliance therewith, except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.
               (iii) Except as set forth in Section 3.2(p)(iii) of the Buyer Disclosure Letter, all applications required by Governmental Entities to have been filed at any time during the one (1)-year period preceding the date of this Agreement on behalf of each of Buyer and its Subsidiaries for the renewal of Governmental Authorizations have been duly and timely filed with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly and timely made with the appropriate Governmental Entities, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.
               (iv) Buyer and its Subsidiaries have all the Governmental Authorizations necessary to permit each of them to lawfully conduct the Buyer’s Business as currently conducted. All such Governmental Authorizations is in full force and effect.
          (q) Employee Benefit Plans.
               (i) Each Buyer Plan has been established and administered in all material respects in accordance with its terms and applicable Law, including, as to each Buyer Plan that is subject to United States Law, ERISA and the Code, except that, in a situation in which a Buyer Plan is required to comply with a provision of applicable Law, but is not yet required to be amended to reflect that provision, each such Buyer Plan has been administered in all material respects in accordance with that Law.
               (ii) Each Buyer Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) of Buyer and its Subsidiaries has received a favorable determination letter as to its qualification. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Buyer Plan or a related trust. No Buyer Plan is subject to Title IV of ERISA.

               (iii) With respect to each Buyer Plan, (i) no material Action is pending or, to the Knowledge of Buyer, has been threatened either orally or in writing against Buyer or its Subsidiaries, and (ii) to the Knowledge of Buyer, no facts or circumstances exist that reasonably could give rise to any material Action
               (iv) Neither Buyer nor any ERISA Affiliate of Buyer has, at any time for which any relevant statute of limitations remains open, (i) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code § 412 or (ii) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA § 4201 to, any multiemployer plan as defined in ERISA § 3(37) that would reasonably be expected to become a liability of Buyer and its Subsidiaries or Buyer.
               (v) Buyer and each ERISA Affiliate of Buyer have complied in all material respects with the notice and continuation coverage requirements of § 4980B of the Code and the regulations thereunder, including, without limitation, the “M&A regulations” issued as Treasury Regulations § 54.4980B-9, with respect to each Benefit Plan that is, or was during any taxable year of Buyer or any ERISA Affiliate of Buyer for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of § 5000(b)(1) of the Code.
               (vi) With respect to each Buyer Plan that is not subject to United States Law, each such plan required to be registered has been registered and has been maintained in all material respects by compliance with applicable Law.
          (r) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, or as set forth in Section 3.2(r) of the Buyer Disclosure Letter, (a) to the Knowledge of Buyer, the conduct of the Buyer’s Business does not infringe or otherwise violate any Person’s Intellectual Property, (b) there is no material claim pending or, to the Knowledge of Buyer, threatened (whether orally or in writing) against Buyer or its Subsidiaries alleging such infringement or other violation, and (c) to the Knowledge of Buyer, no Person is infringing or otherwise violating any Buyer Intellectual Property, (d) no material claims are pending or, to the Knowledge or Buyer, threatened (whether orally or in writing) against any Person by Buyer or its Subsidiaries alleging such infringement or other violation, and (e) the Buyer Intellectual Property is all the Intellectual Property necessary for the operation of the Buyer’s Business as it is currently conducted.
          (s) Brokers’ Fees. Other than Compass Group Management LLC, the maximum fees and commissions to whom will not exceed $1,232,490, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or its Subsidiaries, for which Buyer or any of its Subsidiaries have or will have any liability.

               (t) Insurance. Section 3.2(t) of the Buyer Disclosure Letter sets forth a true and complete list of all insurance policies and other Contracts carried by or covering the Buyer and its Subsidiaries with respect to the Buyer’s Business and their respective assets and properties, including all self-insurance arrangements, if any. Such policies, when taken together, provide adequate insurance coverage for the assets and operations of the Buyer and its Subsidiaries for the risks to which they are exposed in the ordinary course of business, and are sufficient for compliance in all material respect with applicable Law and Buyer Contracts.
               (u) Accounts Receivable. All accounts receivable of Buyer and its Subsidiaries shown on the Buyer Financial Statements or arising thereafter represent, or will represent, as applicable, valid obligations of the respective account debtors arising from arm’s length sales actually made or services actually performed in the ordinary course of business. Except for Permitted Encumbrances, none of such accounts receivable is subject to assignment, claim, lien or security interest of any character or claim for credit, setoff, allowance, adjustment or counterclaim by the account debtor. Neither Buyer nor any of its Subsidiaries has received any notice of the bankruptcy or insolvency of the debtor of any such account receivable that has not been properly reserved for in the Buyer Financial Statements in accordance with GAAP. None of such accounts receivable is evidenced by a judgment or chattel paper. Unless paid prior to the Closing Date, the accounts receivable will be current net of the respective reserves shown on the Buyer Interim Balance Sheet or on the accounting records of Buyer or its Subsidiaries, as applicable, as of the Closing Date (which reserves are adequate and calculated consistent with past practice in accordance with GAAP). There is no contest, claim, or right of set-off that are not reserved for under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable, as so reserved.
               (v) Environmental Matters. To the Knowledge of Buyer, there are no hazardous substances, materials or pollutants located or managed in, on, or under any of the Leased Real Properties in violation of environmental Laws.
               (w) Condition and Sufficiency of Assets. The real and tangible personal property of Buyer and its Subsidiaries, taken as whole, are adequate for the uses to which they are being put and such assets of Buyer and its Subsidiaries are and as of the Closing will be sufficient for the continued conduct of the Buyer’s Businesses following the Closing in substantially the same manner as currently conducted, subject to such changes as are implemented in accordance with Article IV.
               (x) Books and Records. The material books of account, all minute books and all stock record books of Buyer and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices.
               (y) Certain Payments. During the three (3)-year period ending on the date of this Agreement, neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any director, officer, agent or employee of Buyer or any of its

Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) in return for favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) in return for special concessions or for special concessions already obtained, for or in respect of Buyer or any of its Subsidiaries, or (iv) in violation of any Law or Order, or (b) established or maintained any fund or asset on behalf of Buyer or its Subsidiaries that has not been recorded in the books and records of Buyer or its Subsidiaries, as applicable.
               (z) Customers. Set forth in Section 3.2(z) of the Buyer Disclosure Letter is a list of the twenty (20) largest customers of the Buyer and its Subsidiaries in terms of annual gross sales for the trailing twelve (12)-month period ended September 30, 2007 (the “Buyer Significant Customers”). Except as set forth in Section 3.2(z) of the Buyer Disclosure Letter, as of the date hereof, none of the Buyer Significant Customers has notified, either orally or in writing, Buyer or any of its Subsidiaries that such customer intends to terminate its business relationship with Buyer or any of its Subsidiaries or materially decrease the amount of services it purchases from Buyer or any of its Subsidiaries.
               (aa) Acquisition of Units for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Units. Buyer confirms that it can bear the economic risk of its investment in the Units and can afford to lose its entire investment in the Units, has been furnished the materials relating to Buyer’s purchase of the Units which it has requested, and Seller Parties have provided Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Buyer is acquiring the Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Units. Buyer agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act. Buyer’s acknowledgement in this paragraph shall not affect the remedies otherwise available to Buyer with respect to Seller Parties’ liability for breach of its representations and warranties under this Agreement.
               (bb) No Reliance. Buyer acknowledges that it has conducted an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their respective properties and assets and of the Company’s Business, which investigation shall have no effect on the remedies otherwise available to Buyer under this Agreement. In making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on both the results of its own independent investigation and the representations and warranties set forth in Section 3.1. Buyer acknowledges that none of Seller Parties, the Company or their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, the Company’s Business or other matters that is not expressly and specifically included in this Agreement.
               (cc) Related Party Transactions. Section 3.2(cc) of the Buyer Disclosure Letter sets forth a list of (i) all material Contracts between any Related Person of Buyer, on the one hand, and either the Buyer or any of its Subsidiaries, on the other hand, and (ii) all other outstanding material arrangements (other than employment arrangements) between the Buyer or its Subsidiaries, on the one hand, and any Related Person of Buyer, on the other hand.
     Section 3.3 No Other Representations or Warranties.
          (a) Except for the representations and warranties contained in Section 3.1, neither Seller Parties nor any other Person on behalf of Seller Parties or any of their respective Affiliates makes any express or implied representation or warranty with respect to Seller Parties, the Company, the Company’s Subsidiaries or any of their respective Affiliates or with respect to any other information provided to Buyer, its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Seller Parties nor any other Person will have or be subject to any liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from the sale of the Units to Buyer or Buyer’s use of, or the use by any of Buyer’s Affiliates or Representatives of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer, its Affiliates or Representatives in certain “data rooms”, offering memorandum or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Section 3.1. Seller Parties disclaim any and all other representations and warranties, whether express or implied.
          (b) Except for the representations and warranties contained in Section 3.2, neither Buyer nor any other Person on behalf of Buyer or any of their respective Affiliates makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries or Affiliates or with respect to any other information provided to Seller Parties, their Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Buyer nor any other Person will have or be subject to any liability or other obligation to Seller Parties, their Affiliates or Representatives or any Person resulting from the issuance of the Buyer Shares to Seller or Seller Parties’ use of, or the use by any of Seller Parties’ Affiliates or Representatives of, any such information, including any information, documents, projections, forecasts of other material made available to Seller Parties, their Affiliates or Representatives in certain “data rooms”, offering memorandum or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Section 3.2. Buyer disclaims any and all other representations and warranties, whether express or implied.

ARTICLE IV
COVENANTS
     Section 4.1 Conduct of the Company’s and Buyer’s Businesses.
          (a) Conduct of Company’s Business. Seller Parties hereby represent, warrant, acknowledge and agree that, during the period from October 31, 2007 until the earlier of the Closing or the termination of this Agreement in accordance with Section 6.1, except as (i) required by applicable Law, (ii) set forth in Section 4.1(a) of the Company Disclosure Letter or (iii) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller Parties have caused, and shall cause the Company and its Subsidiaries to, conduct the Company’s Business in the ordinary course of business and, in connection therewith, subject to the foregoing, have not permitted and shall not permit the Company or its Subsidiaries to:
               (i) authorize or effect any amendment to or change its certificate of incorporation, by-laws or other organizational documents;
               (ii) issue or authorize the issuance of any equity interests or equity securities, or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities;
               (iii) issue any note, bond or other debt security, or create, incur, assume or guarantee any Indebtedness, other than advances or draws under existing Indebtedness in the ordinary course of business or Indebtedness between the Company and its Subsidiaries;
               (iv) enter into any material Contract, or materially amend or modify any existing material Contract;
               (v) except in the ordinary course of business, sell, lease, transfer, mortgage, pledge or otherwise dispose of or encumber any of the property or assets of the Company and its Subsidiaries, and other than pursuant to existing contracts or commitments;
               (vi) make any capital expenditure, or commitments therefor, in the aggregate in excess of $300,000;
               (vii) cancel, compromise or settle any material claim, or intentionally waive or release any material rights, of the Company or its Subsidiaries;
               (viii) adopt, enter into, amend, alter or terminate any Company Plan, except as required under applicable Law, any existing Company Plan or any existing Employment Agreement;

               (ix) adopt, enter into, amend, alter or terminate any employment agreement with any employee or grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any employee of the Company or its Subsidiaries, except for non-material increases in the ordinary course of business;
               (x) make any changes to their accounting principles or practices, other than as may be required by Law or GAAP in the jurisdictions of incorporation of the relevant Company or Subsidiary;
               (xi) acquire (by merger, consolidation or acquisition of stock or assets, other than as a result of the Pre-Closing Merger) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, or enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the conduct of the Company’s Business;
               (xii) permit, to the extent within its control, any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage applicable to the Company or any of its Subsidiaries thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing substantially similar coverage are in full force and effect;
               (xiii) make material concessions to, or materially modify, material supplier or customer Contracts;
               (xiv) make any loans or advances to any Person, other than advances for employee expenses in the ordinary course of business and loans between the Company and its Subsidiaries;
               (xv) terminate any Company Lease or close any branches other than such terminations or closings, if any, set forth on Section 4.1(a) of the Company Disclosure Letter;
               (xvi) make any payment, or distribute its or their property or assets, to or as directed by any of the Seller Parties or any Related Person of any of the Seller Parties, whether pursuant to any Contract (including the Terminating Contracts) or otherwise;
               (xvii) other than the Eligible Transaction Expenses, incur any expenses in connection with the transactions contemplated by this Agreement; and
               (xviii) agree to take any of the actions prohibited by the foregoing clauses (i) through (xvii).

          (b) Conduct of Buyer’s Business. Buyer hereby represents, warrants, acknowledges and agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 6.1, except as (i) required by applicable Law, (ii) required to consummate the transactions contemplated by this Agreement, or (iii) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Buyer shall conduct the Buyer’s Business in the ordinary course of business and, in connection therewith, subject to the foregoing, shall not permit the Company or its Subsidiaries to:
               (i) authorize or effect any amendment to or change its certificate of incorporation, by-laws or other organizational documents;
               (ii) issue or authorize the issuance of any equity interests or equity securities, or grant any options, warrants, or other rights to purchase or obtain any of its equity securities or issue, sell or otherwise dispose of any of its equity securities;
               (iii) issue any note, bond or other debt security, or create, incur, assume or guarantee any Indebtedness, other than advances or draws under existing Indebtedness in the ordinary course of business or Indebtedness between the Company and its Subsidiaries;
               (iv) make any changes to their accounting principles or practices, other than as may be required by Law or GAAP in the jurisdictions of incorporation of the relevant Company or Subsidiary;
               (v) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, or enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the conduct of the Company’s Business; and
               (vi) agree to take any of the actions prohibited by the foregoing clauses (i) through (v).
          (c) Other than the right to consent or withhold consent with respect to the matters set forth in (a) and (b) above, nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of the Company or its Subsidiaries or the Company’s Business, or Seller Parties or the Company any right to manage, control, direct or be involved in the management of the Buyer or its Subsidiaries or the Buyer’s Business, prior to the Closing.

     Section 4.2 Publicity. The Seller and Buyer shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements with respect to the transactions contemplated by this Agreement (provided that such coordination and consultation shall not be deemed to constitute a consent right), except for (a) press releases issued or filings made by Buyer and/or its Affiliate, Compass Group Diversified Holdings LLC, consistent with such Affiliate’s past practices, and (b) disclosures in satisfaction of, or otherwise required by, applicable Law or securities exchange rules (including by making a public announcement through issuance of a press release or other reasonable means), provided that Buyer shall give Seller prior notice of each such disclosure, if any, made prior to Closing.
     Section 4.3 Confidentiality. Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of (i) that certain letter agreement signed by Buyer for the benefit of the Company and its Affiliates, and (ii) that certain letter agreement signed by the Company in favor of Buyer and its Affiliates, each dated as of December 18, 2006 (together, the "Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 6.2 hereof in accordance with its terms.
     Section 4.4 Access to Information.
          (a) Subject to Section 4.4 hereof, until the earlier of the Closing or the termination of this Agreement, Seller Parties shall cause the Company and its Subsidiaries to afford the Representatives of Buyer reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and their books and records, and shall furnish Buyer with such financial, operating and other data and information with respect to the Company and its Subsidiaries, as Buyer, through its Representatives, may reasonably request. In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the Company’s Business prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and its Representatives with officers, employees, customers or agents of the Company and its Subsidiaries hereunder shall be arranged and supervised by the Seller, unless the Seller otherwise expressly consents with respect to any specific contact.
          (b) After the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to the Seller and its Representatives access, during normal business hours, such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary in connection with financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any

Action, in each case to the extent relating to the Company and its Subsidiaries (such information, the “Company Information”). In the event that Buyer intends to destroy or otherwise dispose of any of the Company Information that is less than seven (7) years old at the time of such intended destruction or disposition prior to January 31, 2013, Buyer shall first notify Seller in writing of such intended destruction or other disposition and, if requested by Seller within 10 days of delivery of such notification, deliver such Company Information to or as directed by Seller. The Seller shall reimburse Buyer and the Company for reasonable out-of-pocket costs and expenses incurred in assisting the Seller pursuant to this Section 4.4(b).
     Section 4.5 Filings and Authorizations. Seller Parties, on the one hand, and Buyer, on the other hand, shall, and shall cause their Affiliates to, promptly file or cause to be filed all Governmental Filings required by applicable Law to be filed in order to consummate the transactions contemplated hereby. Each of Buyer and Seller Parties further agree that they shall, and shall cause their Affiliates to, comply with any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of Buyer and the Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.
     Section 4.6 Commercially Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions herein provided, except as otherwise provided in, and without limiting any other obligations of the parties under, this Agreement, each of the parties hereto agrees to use its commercially reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties; (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Without limiting the foregoing, Seller Parties shall use their commercially reasonable best efforts to obtain, prior to Closing, and will assist and cooperate with Buyer after Closing in obtaining, consents to all of the Company Leases set forth in Section 3.1(c) of the Company Disclosure Letter.
          (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use its commercially reasonable best efforts to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request.
     Section 4.7 Termination of Agreements. On and as of the Closing, except for (i) this Agreement and (ii) those Contracts, if any, set forth on Section 4.7 of the Company Disclosure Letter, all Contracts between the Company or its Subsidiaries, on the one hand, and any of the Seller Parties or any Related Person or any of the Seller Parties (other than the Company and its Subsidiaries), on the other hand (the “Terminating Contracts”) shall, in the case of such Contracts of the Seller Parties, be terminated at Closing without any further force and effect and, in the case of such Contracts of Related Persons of the Seller Parties, be terminated by or at the direction of the applicable Seller Party, and there shall be no further liabilities or obligations of any of the relevant parties thereunder. Buyer agrees to take and to cause the Company and its Subsidiaries to take any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.
     Section 4.8 Tax Matters.
          (a) Tax Returns and Tax Payments. Except as provided in Section 4.8(c) with respect to Income Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date, Buyer shall cause to be prepared and filed any Tax Returns with respect to the Company and its Subsidiaries that are due subsequent to the Closing Date. Any Tax Return for a taxable period ending before the Closing Date (a “Prior Period Return”), and any Tax Return for a taxable period beginning before, and ending after, the Closing Date (a “Straddle Period Return”) shall be prepared, where relevant, in a manner consistent with the Company’s past practices except as otherwise required by applicable law. Taxes (other than Income Taxes) for a Straddle Period shall be allocated between the pre-Closing and post-Closing portions of a Straddle Period based on the ratio of the number of days in the pre-Closing and post-Closing portions of such period. Seller shall be responsible for Taxes for the taxable periods ending on or before the Closing Date, including Seller’s Portion of a Straddle Period, except to the extent such Taxes were reflected in the Company Interim Balance Sheet (“Pre-Closing Taxes”), and Seller shall be entitled to any refund of such Taxes; provided, however, that in the case of employment or payroll Taxes , the amount of such Taxes reflected on the Company Interim Balance Sheet shall be adjusted under GAAP in accordance with the Company’s historic practices to properly reflect any wages paid by the Company, or any payments of such Taxes made by the Company, between the date of the Company Interim Balance Sheet and the Closing Date. Buyer shall be responsible for all Taxes for the periods ending after the Closing Date (other than Seller’s Portion of a Straddle Period) and Buyer shall be entitled to any refund of such Taxes (other than a refund attributable to Seller’s Portion of a Straddle Period). If any party or its Affiliate receives a refund (or credit against a Tax payment obligation) to which another party is entitled under this Section 4.8, the party that received the refund (or credit against a Tax payment obligation) shall pay over the amount thereof to the party entitled thereto within five (5) Business Days after receipt (or request for application as a credit against a Tax payment obligation). Buyer shall provide to the Seller all Prior Period Returns and all Straddle Period Returns

(including a computation of Seller’s Portion of any Tax that is due) at least ten (10) Business Days prior to the due date for such returns, including extensions, for the Seller’s review. Any dispute between Buyer and the Seller as to the proper reporting of an item on a Prior Period Return or a Straddle Period Return shall be resolved by the Independent Accounting Firm, whose decision shall be binding on both Buyer and Seller. Seller shall pay Seller’s Portion of any Tax due to Buyer no later than five (5) Business Days prior to the due date of any Prior Period Return or Straddle Period Return. Seller’s Portion of such Tax shall be reduced by any such Prior Period or Straddle Period Taxes that are included in current liabilities as reflected in the Company Interim Balance Sheet.
          (b) Tax Proceedings. Notwithstanding anything to the contrary contained in this agreement, and except as provided in Section 4.8(c), Buyer shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Prior Period Returns or Straddle Period Returns, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Seller is responsible and has agreed to indemnify Buyer, the Company and the Company’s Subsidiaries, as applicable, (A) Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (B) the Seller shall have the right (but not the obligation) to participate in such audit or proceeding at the Seller’s expense, (C) neither Buyer, Company nor any Company Subsidiary shall enter into any agreement with the relevant taxing authority pertaining to such Taxes without the prior written consent of the Seller, which consent shall not unreasonably be withheld, and (D) Buyer, Company or any Company Subsidiary may, without the written consent of the Seller, enter into such an agreement provided that Buyer, Company and such Company Subsidiary, as applicable, shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes.
          (c) Certain Income Tax Returns and Tax Proceedings. With respect to Income Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date, Seller shall cause to be prepared (and Buyer shall cooperate in the filing of) any Tax Returns with respect to the Company and its Subsidiaries that are due subsequent to the Closing Date. Seller agrees that all income, gain, loss, deduction, and credits with respect to the business operations of the Company and its Subsidiaries for taxable periods (or portions thereof) ending on or before the Closing Date will be included in the Income Tax Returns of Seller (or Seller’s members), and that Seller (or Seller’s members) will be responsible for all Income Taxes related thereto. Any such Income Tax Return shall be prepared, where relevant, in a manner consistent with the Company’s past practices except as otherwise required by applicable law. Seller shall provide to the Buyer all such Income Tax Returns at least ten (10) Business Days prior to the due date for such returns, including extensions, for the Buyer’s review. Any dispute between Buyer and the Seller as to the proper reporting of an item on an Income Tax Return governed by this Section 4.8(c) shall be resolved by the Independent Accounting Firm, whose decision shall be binding on both Buyer and Seller. Seller (or the members of Seller) shall be responsible for the payment of all Taxes associated with such Income Tax Returns. All items of income, gain, loss, deduction, and credit shall be determined on the basis of a closing of the books of the Company as of the Closing Date. With respect to Income Tax Returns for taxable periods ending on or before the Closing Date, Seller shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to such Tax Returns, including selection of counsel and selection of a forum for such contest, provided, however, that (A) Buyer shall cooperate in the conduct of any audit or proceeding relating to such period, (B) Buyer shall have the right (but not the obligation) to participate in such audit or proceeding at the Buyer’s expense, and (C) neither Seller, the Company, nor any Company Subsidiary shall enter into any agreement with the relevant taxing authority (if such agreement could adversely affect Buyer, the Company, or any Company Subsidiary with respect to any taxable period ending subsequent to the Closing Date) pertaining to such Taxes without the prior written consent of the Buyer, which consent shall not unreasonably be withheld.
          (d) Tax Cooperation. The parties shall make available to each other (and to their respective accountants and attorneys) any and all books and records and other documents and information in their possession or control relating to the Company and its Subsidiaries and shall cause the reasonable cooperation of their employees, as reasonably requested by the party seeking such information or assistance, for the purpose of any Tax examination or Tax controversy.
     Section 4.9 Resignations. If and to the extent requested by Buyer, the Seller shall, at or prior to Closing, obtain the written resignations of each director and officer of the Company and its Subsidiaries, effective as of the Closing Date.
     Section 4.10 Disclosure Letters. The disclosures in the Company Disclosure Letter and in the Buyer Disclosure Letter (together, the “Disclosure Letters”) to this Agreement, and those in any supplements thereto, must relate only to the representations and warranties in the Section of the applicable Disclosure Letter to which they expressly relate and not to any other representation or warranty in the applicable Disclosure Letter. The inclusion of information in any Section of the applicable Disclosure Letter shall expressly not be deemed to constitute an admission by Seller Parties or Buyer or otherwise imply that any such matter is material, has or would reasonably be expected to have a Material Adverse Effect with respect to the Company or Buyer, or their respective Subsidiaries, or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect with respect to the Company or Buyer, or their respective Subsidiaries, and their correlative terms for the purposes of this Agreement. No disclosure on the applicable Disclosure Letter relating to a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. From the date of this Agreement until the earlier of the Closing or the termination of the Agreement in accordance with Article VI, Seller Parties and Buyer shall periodically supplement or amend the applicable Disclosure Letter with respect to any matter hereafter arising or discovered after the delivery of the applicable Disclosure Letter pursuant to this Agreement, should any such matter require any change in the applicable Disclosure Letter if the applicable Disclosure Letter were dated the date of the occurrence or discovery of any such matter. No such supplement or amendment shall be deemed to modify or amend this Agreement for the purposes of satisfying the condition to Closing set forth in Section 5.1(a); provided, however, that if Buyer has permitted the Closing to occur, then Buyer shall be deemed to have waived its rights under Section 5.1(a), but shall nonetheless be entitled to indemnification pursuant to Article VII hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing but only to the extent that such matters arose from events or circumstances that occurred or arose after, and were not reasonably foreseeable on, the date of this Agreement.
     Section 4.11 Non-Solicitation.
          (a) During the two (2)-year period following the date hereof, Seller Parties will not, and will not permit any of their Affiliates to, (i) solicit any Person who was or is at any time during the one-year period ending on the Closing Date a customer of the Company or any of its Subsidiaries to provide personnel staffing services to such Person, or in any way assist any Person to do, or attempt to do, the foregoing, whether by ownership, control, management, operation or such Person or otherwise; or (ii) solicit or recruit for hire, directly or indirectly, any Person who was or is at any time during the one-year period ending on the Closing Date an employee of the Company or any of its Subsidiaries, or (iii) in any way disparage Buyer or the Company or any of their respective Subsidiaries or other Affiliates, or the officers, directors, managers or employees of any of them; provided, however, that such restrictions shall not preclude Seller Parties or any of their Affiliates from (x) publishing a general advertisement of employment opportunities within Seller Parties or any of their Affiliates, or from hiring any individual who favorably responds to such an advertisement, or (y) hiring employees or former employees of the Company or its Subsidiaries who contact Seller Parties or any of their Affiliates of their own accord.
          (b) The parties acknowledge and agree that the provisions of this Section 4.11 are reasonable and necessary to protect the legitimate business interests of the parties. Neither party shall contest that the other party’s remedies at law for any Breach or threat of Breach by the other party or any of its Subsidiaries of the provisions of this Section 4.11 will be inadequate, and that the parties shall be entitled to seek an injunction or injunctions to prevent Breaches of the provisions of this Section 4.11 and to enforce specifically such terms and provisions, in addition to any other remedy to which the parties may be entitled at law or in equity.
          (c) If any of the provisions of this Section 4.11 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.
     Section 4.12 Workers’ Compensation.
          (a) Seller Parties shall, at all times from and after the date of this Agreement through the Closing Date, cause the Company and its Subsidiaries to:

(i) maintain, or cause to be maintained, in effect all Company Workers’ Compensation Policies in effect as of the date of this Agreement; (ii) promptly pay or reimburse, or cause to be paid or reimbursed, when due all claims made in respect of such Company Workers’ Compensation Policies; and (iii) maintain, or cause to be maintained, in effect all letters of credit and other collateral posted or pledged to any Person in respect of such Company Workers’ Compensation Policies.
          (b) From and after the Closing, Seller shall cause all letters of credit and other collateral, if any, posted or pledged to or for the benefit of any Person with respect to Company Workers’ Compensation Policies covering pre-December 1, 2003 workers’ compensation liabilities of the Company and its Subsidiaries to be maintained in effect as may be required by the beneficiaries thereof.
          (c) From and after the Closing, Buyer shall administer all claims and shall pay all remaining claims and claim costs in respect of the Company Workers’ Compensation Policies in respect of post-November 30, 2003 claims (the “Post-2003 Claims”), and Seller shall administer and pay all claims and claim costs in respect of the Company Workers’ Compensation Policies in respect of pre-December 1, 2003 workers’ compensation claims (the “Pre-2004 Claims”); provided, however, that Buyer shall (i) cause the Company to reimburse Seller for all payments in respect of Pre-2004 Claims up to, in the aggregate, $6,600,026, with such reimbursements (the “Reimbursed Amounts”) to be made by the Company promptly upon receipt from time to time from Seller of invoices (which invoices shall be accompanied by evidence, reasonably satisfactory to the Company, of the underlying payments, and (ii) on the date that is two (2) years after the date of this Agreement, promptly pay to or as directed by Seller that amount, if any, by which $6,600,026 exceeds the aggregate of the Reimbursed Amounts, provided, however, that such payment shall in no way affect Seller’s ongoing obligation to administer and pay claims and claim costs in respect of pre-2004 Claims. In the event that the payments made by Buyer or, after the Closing, the Company to the Seller or to the applicable insurance company or companies exceed, in the aggregate, $6,600,026, Seller shall, promptly upon receipt from time to time from Buyer of written notice of such excess payments (which notice shall be accompanied by evidence, reasonably satisfactory to Seller, of the underlying payments) pay to Buyer the amount of such excess.
     Section 4.13 No Negotiation. Until the earlier of the Closing or such time, if any, as this Agreement is terminated pursuant to Article VI, Seller Parties will not, and will cause their Affiliates and the Company and its Subsidiaries not to, and shall instruct each of their respective Representatives not to, directly or indirectly, solicit or initiate any inquiries, offers, bids or proposals or participate in negotiations or discussions, or enter into any agreements with, or provide any non-public material information in connection therewith to, any other Person (other than Buyer), with respect to the sale of the Company’s Business, the sale of all or a substantial portion of the assets of the Company or any of its Subsidiaries or any of the Units or the equity interests of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving either the Company or any of its Subsidiaries.

     Section 4.14 Tax Allocation of Acquisition Consideration. For purposes of each party’s reporting of the transactions contemplated by this Agreement to the IRS, the parties shall in good faith agree to a schedule allocating the acquisition consideration.
ARTICLE V
CONDITIONS OF PURCHASE
     Section 5.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:
          (a) Representations and Warranties and Covenants of Seller Parties.
               (i) The representations and warranties of Seller Parties contained in this Agreement that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and the representations and warranties of Seller Parties contained in this Agreement that are not so qualified must have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), without giving effect to any supplement to the applicable Disclosure Letter;
               (ii) Seller Parties shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and
               (iii) Seller Parties shall have made each delivery required pursuant to Section 2.2(b).
          (b) No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.
          (c) Third-Party Consents. Each of the consents identified in Section 5.1(c)2 of the Company Disclosure Letter must have been obtained and must be in full force and effect.

[2]	Buyer Note: Buyer is not currently aware of any consents to be listed on schedule 5.1(c).

          (d) PeopleSoft Transfer. Seller Parties shall have caused their rights and interests in that certain Software Licenses and Services Agreement, dated December 6, 1996, as amended, with PeopleSoft, Inc. to have been transferred to the Company.
          (e) Letters of Credit. All letters of credit and other collateral, if any, required to be posted or pledged to or for the benefit of any Person with respect to Company Workers’ Compensation Policies covering pre-2004 workers’ compensation liabilities of the Company and its Subsidiaries shall have been so posted or pledged by or on behalf of the Seller Parties, and the aggregate face value of all letters of credit and other collateral, if any, required to be posted or pledged to or for the benefit of any Person with respect to Company Workers’ Compensation Policies covering post-2003 workers’ compensation liabilities of the Company and its Subsidiaries shall not exceed $36.8 million.
          (f) Payoff Letters. Seller Parties shall have delivered, or caused to be delivered, to Buyer payoff letters reasonably acceptable to Buyer evidencing the repayment of indebtedness for borrowed money of the Company and its Subsidiaries, and the release of all liens in respect thereof, as of the Closing.
          (g) Pre-Closing Merger.3
               (i) The respective managers and members of the Company, the Seller and Merger Sub shall have approved, in accordance with applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and their respective operating agreements and in form and manner reasonably acceptable to Buyer, the Pre-Closing Merger and, in respect thereof, a merger agreement.
               (ii) A certificate of merger shall have been executed by all the parties thereto, filed with the Delaware Secretary of State in accordance with the LLC Act, and confirmed as having been accepted by the Delaware Secretary of State with an effective date not less than one day prior to the Closing Date.
               (iii) Buyer shall have received an opinion of Seller’s Delaware counsel to the effect that the Pre-Closing Merger was and remains effective under applicable Delaware law, including Section 18-209 of the LLC Act, and, collectively with all actions taken by the members and managers of the Company and the Seller with respect thereto, fully complies in all respects with the requirements of the respective operating agreements of the Company and the Seller, which opinion will otherwise be in form and substance reasonably satisfactory to Buyer.
     Section 5.2 Conditions to Obligations of Seller Parties. The obligations of Seller Parties to effect the Closing shall be subject to the following conditions except to the extent waived in writing by the Seller:

[3]	Buyer Note: Subject to further review by Buyer’s securities counsel.

          (a) Representations and Warranties and Covenants of Buyer.
               (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date);
               (ii) Buyer shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and
               (iii) Buyer shall have made each delivery required pursuant to Section 2.2(c).
          (b) No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.
ARTICLE VI
TERMINATION
     Section 6.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:
          (a) by mutual written consent of Buyer and the Seller;
          (b) (i) by Buyer if any of the conditions in Section 5.1 has not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Outside Date; or (ii) by the Seller, if any of the conditions in Section 5.2 has not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller Parties to comply with their obligations under this Agreement) and the Seller has not waived such condition on or before the Outside Date.
          (c) by either Buyer or the Seller, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Entity shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement.
     Section 6.2 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given, if Buyer is the terminating party, by Buyer to the Seller or, if the Seller is the terminating party, by the Seller to the Buyer, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 4.3 and Article VIII shall survive the termination of this Agreement; provided, however, that if such termination shall result from the material Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, Seller Parties or Buyer, as the case may be, shall be fully liable for any and all Losses of the other party as a result of such Breach or failure.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
     Section 7.1 Survival of Representations. The representations, warranties and covenants (to the extent that such covenants relate to the performance of obligations prior to Closing) in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate, together with Buyer’s or Seller Parties’ (as applicable) right to seek indemnification for Breaches thereof, on the date that is twelve (12) months after the Closing Date; provided, however, that (i) the representations and warranties under Sections 3.1(a), 3.1(b), 3.1(d), 3.2(a), 3.2(b) and 3.2(d) shall survive indefinitely, and (ii) the representations and warranties under Sections 3.1(l) and 3.2(l) shall survive until the date that is 30 days after the date the underlying obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver). The parties agree that no claims or causes of action may be brought against Buyer or Seller Parties based upon, directly or indirectly, any of the representations, warranties or covenants (to the extent that such covenants relate to the performance of obligations prior to Closing) contained in this Agreement after the applicable survival period. Notwithstanding the foregoing, the foregoing time limitations shall not apply to any claims with respect to which the claiming party has delivered to the other party a written indemnification claim prior to the expiration of the applicable time period in accordance with the provisions thereof. The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms.

     Section 7.2 Indemnification.
          (a) From and after the Closing Date and subject to the other limitations set forth in this Article VII, Stephens, Stephens-SM and Seller agree to, jointly and severally, indemnify and hold harmless Buyer, the Company, the Company’s Subsidiaries and their respective directors, managers, officers, employees, agents and other Representatives and Affiliates (collectively, the “Buyer Indemnified Parties” and, individually, a “Buyer Indemnified Party”) against and in respect of any and all actual out-of-pocket losses, claims, damages, liabilities, interest, penalties, judgments, settlements and reasonable costs and expenses (including reasonable costs of defense and reasonable legal fees and expenses) or diminution in value (“Losses”), resulting or arising from (i) any Breaches of Seller Parties’ representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, (ii) any nonfulfillment of or failure to comply with any covenant of Seller Parties set forth in this Agreement or any certificate delivered pursuant hereto, (iii) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller Parties, the Company or the Company’s Subsidiaries in connection with any of the transactions contemplated by this Agreement; (iv) any Pre-Closing Taxes; (v) the amount, if any, by which Eligible Transaction Expenses exceed $2,000,000; (vi) the Pre-Closing Merger; and (vii) any Action against the Company or any of its Subsidiaries by or on behalf of any member or members of the Company as of the date of this Agreement not a party to this Agreement, to the full extent to which such Losses would have been avoided had such member or members executed this Agreement and been subject to Section 8.16 hereof.
          (b) From and after the Closing Date and subject to the other limitations set forth in this Article VII, Buyer shall indemnify and hold harmless Seller and its directors, managers, officers, employees, agents and other Representatives and Affiliates (collectively, the “Seller Indemnified Parties” and, individually, a “Buyer Indemnified Party”, with the Seller Indemnified Parties and the Buyer Indemnified Parties each being an “Indemnified Party” and, collectively, the “Indemnified Parties”) against and in respect of any and all Losses resulting or arising from (i) any Breaches of Buyer’s representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, or (ii) any nonfulfillment of or failure to comply with any covenant of Buyer set forth in this Agreement or any certificate delivered pursuant hereto.
          (c) Seller Parties hereby waives any right of indemnity or contribution from the Company and its Subsidiaries in connection with any indemnification obligation Seller Parties may have under this Agreement and agree that they will not interpose as a defense to any indemnity claim made by any Buyer Indemnified Party hereunder the pre-Closing conduct, knowledge or negligence of the Company and/or its Subsidiaries.
          (d) Buyer shall indemnify Seller for Losses in connection with the Tax and audit proceedings set forth in Section 3.2(l) of the Buyer Disclosure Letter (but only to the extent arising from payments in respect thereof that exceed reserves accrued therefore by Buyer as of the Interim Balance Sheet Date and that are not reimbursable by third parties).
     Section 7.3 Method of Asserting Claims, Etc. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.3. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand in a written notice that describes such claim or demand in reasonable detail, including the sections of this Agreement which form the basis for such claim or demand and the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof (the “Claim Notice”). The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder subject to the limitations set forth in this Article VII. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours and upon reasonable notice, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its reasonable best efforts in the defense of all such claims. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.
     Section 7.4 Limitation on Liability. Notwithstanding any provision in this Agreement to the contrary, any Indemnified Party’s right to indemnification pursuant to Sections 7.2(a) and 7.2(b) hereof shall be limited to claims as to which Buyer or the Seller, as applicable, has delivered a valid Claim Notice on or prior to the termination of the applicable representation, warranty or covenant pursuant to Section 7.1 hereof. Notwithstanding any provision in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification for Losses pursuant to Section 7.2(a)(i) hereof with respect to Breaches of representations and warranties (other than the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(g)(i) (but only to the extent the representations and warranties contained therein relate to the Company Interim Balance Sheet), 3.1(l), 3.2(a), 3.2(b), 3.2(d), 3.2(g) (but only to the extent the representations and warranties contained therein relate to the Buyer Interim Balance Sheet), 3.2(l) and 4.1(a) hereof) unless and until the aggregate amount of all such Losses incurred by the applicable Indemnified Parties for which the Seller Parties or the Buyer, as applicable, would, but for this sentence, be liable under this Agreement exceeds an amount equal to $500,000 (the “Basket Amount”), at which point the applicable Indemnified Parties shall be entitled to seek indemnification only for the amount by which such Losses exceed the Basket Amount.
          Notwithstanding any other provision of this Agreement, in no event shall the aggregate amount of all Claims for which:
               (a) Seller Parties are liable pursuant to (i) Section 7.2(a)(i) (other than as a result of Breaches of the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(g)(i) (but only to the extent the representations and warranties contained therein relate to the Company Interim Balance Sheet), 3.1(l) and 4.1(a)) exceed an amount equal to five percent (5.0%) of the Company Enterprise Value, and (ii) Section 7.2(a) (other than Buyer Claims covered by Section 7.4(a)(i)) exceed an amount equal to the Company Enterprise Value less the aggregate amount of all Buyer Claims covered by Section 7.4(a)(i); and
               (b) Buyer is liable pursuant to (i) Section 7.2(b)(i) (other than as a result of Breaches of the representations and warranties contained in Sections 3.2(a), 3.2(b), 3.2(d), 3.2(g) (but only to the extent the representations and warranties contained therein relate to the Buyer Interim Balance Sheet) and 3.2(l)) exceed an amount equal to five percent (5.0%) of the Equity Consideration, and (ii) Section 7.2(a) (other than Buyer Claims covered by Section 7.4(b)(i)) exceed an amount equal to the Equity Consideration less the aggregate amount of all Seller Claims covered by Section 7.4(b)(i).
     Section 7.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification or other agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source named in clauses (i) and (ii), a “Collateral Source”), (iii) an amount equal to the Tax benefit, if any, available to or taken by the Indemnified Party attributable to such Loss and (iv) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) of the Company and its Subsidiaries. The parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a Breach that gives rise to the Loss. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.
     Section 7.6 Sole Remedy; Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, the parties hereby waive and release, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Indemnified Parties arising under or based upon any national, federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including, without limitation, any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters, or warranty of title, in rem entitlements, or arising under or based upon any securities law, common law or otherwise). This Section 7.6 shall survive Closing.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Seller Parties and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, Buyer may assign its rights under this Agreement for collateral security purposes, without consent of any party, to any lender or lenders providing financing to Buyer and/or Compass Group Diversified Holdings LLC.
     Section 8.2 Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.3 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK IN MANHATTAN, BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.4; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     Section 8.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested, with postage prepaid) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:
CBS Personnel Holdings, Inc.
435 Elm Street
Cincinnati, Ohio 45202
Attention: Frederick L. Kohnke
Fax: (513) 651-4882
with copies to:
Compass Group Diversified Holdings, LLC
24422 Avenida de la Carlota, Suite 370
Laguna Hills, CA 92653
Attn: Elias J. Sabo
Fax: (949) 420-0777
and:
Squire, Sanders & Dempsey L.L.P.
221 Fourth Street, Suite 2900
Cincinnati, Ohio 45202-4095
Attention: Stephen C. Mahon
Fax: 513.361.1200
If to Seller Parties, to:
Staffing Holding LLC
c/o Stephens Capital Partners LLC
111 Center Street, Suite 2500
Little Rock, Arkansas 72201
Attention: Jackson Farrow, Jr.
Fax: 501.210.4615
     Section 8.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
     Section 8.6 Fees and Expenses. If the Closing does not occur, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. If the Closing does occur, Buyer shall bear all costs and expenses (including investment advisory and legal fees and expenses) incurred by each of Buyer, Seller Parties and the Company in connection with this Agreement and the transactions contemplated hereby, subject to Seller Parties’ indemnification obligation pursuant to Section 7.2(a)(v) hereof.

     Section 8.7 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Buyer Disclosure Letter) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with their respective terms and this Agreement.
     Section 8.8 Interpretation.
          (a) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.
          (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender.
          (d) References to “dollars” or “$” are to U.S. dollars.
          (e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.
          (f) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.
     Section 8.9 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Buyer and Seller Parties. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 8.10 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
     Section 8.11 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 8.12 Severability .. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     Section 8.13 No Consequential Losses. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.
     Section 8.14 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.
     Section 8.15 No Right of Setoff. No party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any other agreement against any amounts owed hereunder or pursuant to any other agreement by such Persons to the other party hereto or any of such other party’s Affiliates.
     Section 8.16 Releases. Subject to and in consideration of the purchase by Buyer of the Units pursuant to this Agreement, effective as of the Closing, each member of the Company executing this Agreement, including Stephens and Stephens-SM, for itself and its Related Persons, hereby releases and forever discharges Buyer, the Company and the Company’s Subsidiaries and their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, Actions or causes of action (including those arising out of or in any way related to any federal, state or local law applicable to the Pre-Closing Merger or prohibiting discrimination on the basis of age, race, color, religion, disability, sex, national origin, citizenship or other protected classification, including, without limitation, claims under Title VII, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act), Orders, obligations, rights of indemnification, contribution or subrogation, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, by statute, at law and in equity (the “Released Claims”) which such member or its Related Persons now has, has ever had or may hereafter have against the respective Releasees (i) arising contemporaneously with or prior to the Closing or (ii) on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing and, in either case, related to the ownership of the Units, service as an officer or director of the Company or any Subsidiary of the Company, the Company Business or the affairs of the Company or any Subsidiary of the Company, including all such Released Claims arising under or in connection with any financing, guaranty or other financial accommodation (and all subrogation rights that may arise in the future on account thereof), investment, advance, loan, lease, provision of goods or services, Contract (including any certificate of incorporation, bylaws or other organizational documents) or other undertaking or transaction entered into with or on behalf of the Company or any Subsidiary of the Company by any of the Seller Parties; provided, however, that nothing contained herein shall operate to release any obligation (i) of Buyer, the Company and any Subsidiary or the Company arising pursuant to this Agreement or any document executed and delivered pursuant to this Agreement, or (ii) pursuant to any employment arrangement for events arising on or after the Closing or for accrued salary and benefits earned through the Closing. Each of the undersigned members of the Company acknowledges that it or its Related Persons may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected its willingness to enter into this release. Nevertheless, each such member hereby waives, for itself and its Related Persons, any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER PARTIES

STAFFING HOLDING LLC

By:

Name: Robert H. Janes
Title: Manager

STAFFMARK MERGER LLC

By:

Name: Robert H. Janes
Title: Manager

STAFFMARK INVESTMENT LLC

By:

Name: Robert H. Janes
Title: Manager

SF HOLDING CORP.

By:

Name: Robert H. Janes
Title: Vice President

STEPHENS-SM LLC

By: SF Holding Corp., manager

By:

Name: Robert H. Janes
Title: Vice President

BUYER

CBS PERSONNEL HOLDINGS, INC.

By:

Name: Frederick L. Kohnke
Title: President